Exhibit 10.2

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

RRP OPERATING, LP

THE UNITS IN RRP OPERATING, LP ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN SECTION 9 OF THIS AGREEMENT AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS THEREOF. THEREFORE, PURCHASERS OF THE UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD OF TIME. THE UNITS HAVE NOT BEEN REGISTERED (i) UNDER ANY STATE SECURITIES LAWS (THE “STATE ACTS”), (ii) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”), OR (iii) UNDER THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION (THE “FOREIGN ACTS”), AND NEITHER THE UNITS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF SECTION 9 OF THIS AGREEMENT AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, AND (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE FOREIGN ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH FOREIGN ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED.

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5.10	One Portfolio Policy.	30
5.11	Allocation Policy	30
5.12	Leverage.	30
5.13	Valuation Policy.	31
5.14	Use of Affiliates.	31
5.15	Reappraisal of Properties.	31

Section 6 PARTNERS		32
6.1	Admission; Rights and Powers	32
6.2	No Withdrawal or Dissolution	32
6.3	Consent	32
6.4	No Dissenters’ Rights	32

Section 7 BOOKS AND RECORDS		32
7.1	Books and Records	32
7.2	Tax Matters	33

Section 8 AMENDMENTS		34
8.1	Amendments Generally	34
8.2	Amendment by General Partner	34

Section 9 TRANSFERS; REDEMPTIONS		35
9.1	Transfer of Partnership Interests	35
9.2	Redemptions of Common Units.	35
9.3	Redemptions of Preferred Units.	39

Section 10 PRESERVATION OF REIT STATUS		39

Section 11 DUTIES; LIABILITY; INDEMNIFICATION		40
11.1	Duties of the General Partner	40
11.2	Other Activities	40
11.3	Limitation of Liability	40
11.4	Indemnification	41

Section 12 DISSOLUTION AND WINDING UP		42
12.1	Liquidating Events.	42
12.2	Winding Up	43
12.3	Right of First Refusal Upon Removal Without Cause.	44
12.4	Distribution In-Kind Upon Removal Without Cause.	45
12.5	Negative Capital Accounts	46
12.6	Technical Termination	46
12.7	Rights of Partners	47
12.8	Notice of Dissolution	47

Section 13 MISCELLANEOUS		47
13.1	Notices	47

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13.2	Binding Effect	48
13.3	Construction	48
13.4	Time	48
13.5	Headings	48
13.6	Severability	48
13.7	Incorporation by Reference	48
13.8	Further Action	48
13.9	Governing Law	48
13.10	Waiver of Action for Partition	48
13.11	Counterpart Execution	48
13.12	General Partner’s Discretion	48
13.13	Counsel	48
13.14	Entire Agreement	49
13.15	Confidentiality	49
13.16	Third Party Beneficiaries	49
13.17	Jurisdiction; Waiver of Jury Trial	50

Exhibits

Exhibit A	Partners, Common Units and Preferred Units
Exhibit B	Exclusivity Agreement
Exhibit C	Allocation Policy
Exhibit D	Leverage Policy
Exhibit E	Valuation Policy
Exhibit E-1	Sample Summary Appraisal Report
Exhibit E-2	Sample Full Narrative Appraisal
Exhibit F	Initial Schedule of Affiliate Fees and Services

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AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

RRP OPERATING, LP

(A Delaware Limited Partnership)

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF RRP OPERATING, LP (this “Agreement”) is entered into and shall be effective as of February     , 2007, by and among those Persons who have executed this Agreement or a counterpart hereof, or who become parties hereto pursuant to the terms of this Agreement.

WHEREAS, on December 21, 2006, the General Partner and the Limited Partners entered into that certain Limited Partnership Agreement of RRP Operating, LP (the “Prior Partnership Agreement”);

WHEREAS, the parties thereto desire to amend and restate the Prior Partnership Agreement in its entirety pursuant to the terms hereof; and

WHEREAS, this Agreement shall constitute the “partnership agreement” (within the meaning of the Act) of the Partnership, and shall be binding upon all Persons now or at any time hereafter who are Partners.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

SECTION 1

THE PARTNERSHIP

1.1 Formation . The Partnership was formed as a limited partnership organized pursuant to the provisions of the Act by the filing of a certificate of limited partnership with the Secretary of State of Delaware on November 8, 2006 (the “Certificate”).

1.2 Name. The name of the Partnership is “RRP Operating, LP,” and all business of the Partnership shall be conducted in such name or in any other name that is selected by the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership without the approval of any Limited Partner, and may amend the Certificate to give effect to such change in name. The General Partner shall notify the other Partners of any such name change. Upon termination of the Partnership or the termination or withdrawal of RRP Subsidiary REIT, LP as the General Partner, all of the Partnership’s right, title and interest in and to the use of the name “RRP Operating, LP” and any variation thereof, shall become the property of Regency, and if requested to do so by Regency, the Partnership shall change the name of the Partnership to exclude the term “Regency” and any variation thereof. Neither the Partnership nor any Limited Partner shall have any right or interest in and to the use of any such name or mark.

1.3 Purposes and Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, but not limited to, the following: (i) invest in Properties, Temporary Investments and other assets which are designed to accomplish the purposes of the Partnership, as described in the Investment Strategy; (ii) act as general or limited partner, member, joint venturer, manager or shareholder of any entity that owns, directly or indirectly, an interest in or manages one or more Properties, and exercise all of the powers, duties, rights and responsibilities associated therewith; (iii) take any and all actions necessary, convenient or appropriate as the holder of any such interests or positions; (iv) make purchase money loans in connection with the sale of Properties, provided, in no event shall the Partnership have outstanding at any time purchase money loans that are, in the aggregate, in excess of fifty million dollars ($50,000,000); (v) operate, purchase, maintain, finance, improve, own, sell, convey, assign, encumber, mortgage, lease, construct, demolish or otherwise dispose of any real property or personal property as may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership; (vi) subject to the Leverage Policy, borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Partnership, and secure the same by mortgage, pledge or other lien or encumbrance on any assets of the Partnership; (vii) invest any funds of the Partnership pending distribution or payment of the same pursuant to the provisions of this Agreement; (viii) subject to the Leverage Policy, prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Partnership and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness; (ix) subject to Section 5.14, enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the General Partner, a Limited Partner or Regency (or an Affiliate of any of the foregoing), necessary to, in connection with, or incidental to the accomplishment of the purposes of the Partnership; (x) establish reserves for capital expenditures, working capital, debt service, taxes, assessments, insurance premiums, repairs, improvements, depreciation, depletion, obsolescence and general maintenance of buildings or other property out of the rents, profits or other income received; (xi) employ or otherwise engage employees, managers, contractors, advisors and consultants, and pay compensation for such services, and enter into employee benefit plans of any type; (xii) purchase or repurchase any or all Units from any Partner for such consideration as the General Partner may determine in its reasonable discretion (whether more or less than the original issuance price of such Units or, subject to Section 5.5(g), the then Net Asset Value Per Unit); (xiii) effect the registration of the securities of the Partnership, or a subsidiary thereof, under the Securities Act and any other securities laws in connection with an initial public offering; and (xiv) create, and admit as a Limited Partner, any entity that may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership.

1.4 Principal Place of Business; Registered Agent and Registered Office. The principal place of business of the Partnership shall be located at One Independent Drive, Suite 114, Jacksonville, Florida 32202-5019. The registered agent and registered office, as required by the Act, is the Corporation Service Company, 2711 Centreville Road, Suite 400, City of

Wilmington, County of New Castle, Delaware 19808. The General Partner may change the principal place of business, the registered agent or the registered office of the Partnership, in its sole discretion, upon notice to the Partners. The General Partner shall cause the Partnership to maintain a registered agent and registered office as required by the Act.

1.5 Term. The Partnership commenced on the date of the filing of the Certificate and shall continue until it is dissolved pursuant to the provisions of Section 12 or as otherwise provided by law.

1.6 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

“Act” means the Delaware Revised Uniform Limited Partnership Act (Delaware Code Annotated, Title 6, Chapter 17), as amended from time to time (or any corresponding provisions of succeeding law).

“Acquisition Opportunity” has the meaning given to it in the Exclusivity Agreement.

“Additional Capital Amount” has the meaning given to it in Section 2.2.

“Adjusted Capital Account” means, with respect to any Partner, such Partner’s Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments:

(i) Add to such Capital Account any amounts that such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Subtract from such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Advisory Council” has the meaning given to it in Section 5.3(a).

“Affiliate” means, with respect to a specified Person, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For this purpose, (i) the term “control” (including, without limitation, the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (ii) neither Regency nor any of its Affiliates shall be deemed to be an Affiliate of any Fund Entity (for avoidance of doubt, any Fund Entity is an Affiliate of any other Fund Entity).

“Agreement” means this Amended and Restated Limited Partnership Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

“Allocation Policy” has the meaning given to it in Section 5.11.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to be closed.

“Capital Account” means, with respect to any Partner, the capital account maintained for such Partner in accordance with the following provisions:

(i) To each Partner’s Capital Account there shall be added such Partner’s Capital Contributions, including any amounts deemed contributed by such Partner as a result of a distribution reinvestment under Section 4.2 hereof, Profits allocated to such Partner under Section 3.1(a) and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 3.2, 3.3 or 3.7 hereof, and the amount of any Partnership liabilities assumed by such Partner or that are secured by any Partnership property distributed to such Partner;

(ii) From each Partner’s Capital Account there shall be subtracted the amount of money and the Gross Asset Value of any property other than money distributed to such Partner pursuant to any provision of this Agreement (including any amounts deemed distributed to and reinvested by such Partner under Section 4.2), Losses allocated to such Partner under Section 3.1(b) and any items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Section 3.2, 3.3 or 3.7 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership (except to the extent such liabilities already have been taken into account in determining such Partner’s Capital Contributions);

(iii) In the event any Units are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units; and

(iv) In determining the amount of any liability for purposes of the foregoing clauses (i) and (ii) of this definition of Capital Account, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the General Partner may make such modification. The General Partner also shall

(i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Amount Proportion” has the meaning given to it in Section 2.2.

“Capital Call Notice” has the meaning given to it in Section 2.2

“Capital Contribution” means, with respect to any Partner, the amount of cash or cash equivalents, and the fair market value of any Property determined pursuant to the Exclusivity Agreement (net of liabilities secured by such Property that the Partnership is considered to assume or take subject to under Code Section 752) actually contributed to the Partnership by such Partner as of the time the determination is made, which such Partner contributes or is deemed to have contributed to the Partnership pursuant to Section 2.1, 2.2 or 2.3 hereof.

“Capital Contribution Percentage” means, with respect to any Fund Limited Partner, a fraction expressed as a percentage, the numerator of which is such Fund Limited Partner’s Unfunded Capital Commitment and the denominator of which is the sum of the Unfunded Capital Commitments of all Fund Limited Partners.

“Cash Flow” for any period means the sum of (a) all amounts of money received in the business of the Partnership, plus (b) all amounts of money received by the Partnership from the sale or other disposition of all or any portion of the Properties, plus (c) all income from Temporary Investments for such period, plus (d) net proceeds of any financing, plus (e) decreases in reserves to the extent not used to pay Operating Expenses, minus (f) all Operating Expenses.

“Certificate” has the meaning given to it in Section 1.1.

“Closing Costs Cap” means 1.45% of the Gross Contribution Value (as defined in the Exclusivity Agreement) of a Development Asset to be acquired pursuant to the Exclusivity Agreement (but without duplication of closing and financing costs).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Common Unit” means a unit of partnership interest issued pursuant to Section 2.1, 2.3 or 4.2, with the rights, powers and duties set forth herein. The number of Common Units owned by each Partner shall be set forth on Exhibit A.

“Confidential Information” has the meaning given to it in Section 13.15(a).

“Depreciation” means, for each Fiscal Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Period, except that (i) with respect to any asset the Gross Asset

Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Period and which difference is being eliminated by use of the “remedial method” as defined by Section 1.704-3(d) of the Regulations, Depreciation for such Fiscal Period shall be the amount of book basis recovered for such Fiscal Period under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Period bears to such beginning adjusted tax basis; provided, that in the case of clause (ii) above, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Fiscal Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Designated Properties” has the meaning given to it in Section 12.4(c).

“Development Asset” has the meaning given to it in the Exclusivity Agreement.

“Disabling Conduct” has the meaning given to it in Section 11.3.

“Established Net Value” means, with respect to any Property, the gross fair market value ascribed to such Property in an appraisal conducted by an Independent Valuation Firm, reduced, but not below zero, by the amount of (without duplication) (i) all indebtedness and other liabilities secured solely by such Property, (ii) all non-recourse liabilities to which such Property is subject, (iii) the portion of any indebtedness secured by such Property and other Properties allocated to such Property in good faith by the Regency Partner, and (iv) a portion of any unsecured indebtedness or other liabilities of the Partnership allocated to such Property in good faith by the Regency Partner, in each case adjusted to reflect the cost or value of any above- or below- market indebtedness. The Established Net Value is determined by the Regency Partner, subject to the approval of the Independent Valuation Firm, pursuant to Section 12.4.

“Exclusivity Agreement” has the meaning given to it in Section 5.9.

“Exculpated Person” has the meaning given to it in Section 11.3.

“Exercise Period” has the meaning given to it in Section 12.3.

“Federal Act” has the meaning given to it in the Legend.

“Feeder Partnership” or “Feeder Partnerships” means one or more limited partnerships which own Subsidiary REIT Common Shares. The Parent REIT shall not be considered a Feeder Partnership.

“Fiscal Period” means the fiscal year of the Partnership. The first Fiscal Period shall commence on the date hereof and each succeeding Fiscal Period shall commence on the day immediately following the last day of the immediately preceding Fiscal Period. Each Fiscal Period shall end on the earliest to occur after the commencement of such Fiscal Period of

(i) December 31, or (ii) the date on which the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g). To the extent any computation or other provision of the Agreement provides for an action to be taken on a Fiscal Period basis, an appropriate pro ration or other adjustment shall be made in respect of the initial and final Fiscal Periods to reflect that such periods are less than full calendar year periods.

“FOIA” has the meaning given to it in Section 13.15(b).

“For Cause Termination Event” means, with respect to the general partner of the Fund Partnership as general partner of the Fund Partnership (including acts or omissions performed or failed to be performed by the general partner on behalf of the Fund Partnership in the Fund Partnership’s capacity as a shareholder of the Parent REIT or as a limited partner of the Subsidiary REIT), the general partner of the Subsidiary REIT as general partner of the Subsidiary REIT (including, in turn, acts or omissions it causes the Subsidiary REIT to take or fail to take as general partner of the Partnership) or any other Fund General Partner in its capacity as the general partner of a Feeder Partnership (i) gross negligence in the management of such entity or entities which has a material adverse effect on the entity or entities, (ii) fraud or willful misconduct with respect to such entity or entities, (iii) material breach of a Fund Governing Document, in the event that such material breach is not cured within ten (10) Business Days after receipt by the respective general partner of written notice of such material breach from Fund Limited Partners who collectively hold at least five percent (5%) of the outstanding Fund Limited Partner Units or (iv) the occurrence of any For Cause Termination Event by any other Fund General Partner that is an Affiliate of Regency.

“Foreign Acts” has the meaning given to it in the Legend.

“Fund” means the total investment structure composed of the Fund Partnership, the Parent REIT, the Subsidiary REIT, the Feeder Partnerships, the Partnership and Subsidiaries of the Partnership.

“Fund Capital Commitment” means, with respect to any Fund Limited Partner, the amount of money required to be contributed to the respective Participating Partnership in which such Fund Limited Partner is a limited partner by such Fund Limited Partner, as set forth in such Fund Limited Partner’s subscription agreement delivered to such Participating Partnership.

“Fund Entities” means the Partnership, the Parent REIT, the Subsidiary REIT, the Feeder Partnerships, the Fund Partnership and Subsidiaries of the Partnership.

“Fund General Partners” means the general partner of the Fund Partnership, the general partner of the Subsidiary REIT and the general partner in each Feeder Partnership, all of which shall be Regency Retail GP, LLC or another Affiliate of Regency, unless one or more of the Fund General Partners is removed by a vote of the Fund Limited Partners.

“Fund Governing Documents” means this Agreement, the Parent REIT Charter, the Subsidiary REIT Charter, the Fund Partnership Agreement, the limited partnership agreements of the Feeder Partnerships and the Umbrella Agreement.

“Fund Indebtedness” has the meaning given to it in Exhibit D.

“Fund Limited Partners” means the limited partners in the Fund Partnership (other than the Regency Partner or any Affiliate of the Regency Partner) and the limited partners in the Feeder Partnerships (other than the Regency Partner or any Affiliate of the Regency Partner).

“Fund Limited Partner Units” means (i) the outstanding units in the Fund Partnership held by limited partners (other than the Regency Partner or any Affiliate of the Regency Partner) and (ii) the outstanding units in the Feeder Partnerships held by limited partners (other than the Regency Partner or any Affiliate of the Regency Partner).

“Fund Partnership” means Regency Retail Partners, LP, a Delaware limited partnership.

“Fund Partnership Agreement” means the Limited Partnership Agreement of Regency Retail Partners, LP, as such agreement may be amended in accordance with its terms from time to time.

“GAAP” means generally accepted accounting principles applicable in the United States from time to time.

“General Partner” means the Subsidiary REIT.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined pursuant to the Exclusivity Agreement;

(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of money or other property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partner in the Partnership;

(iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the General Partner; and

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code

Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and part (iv) of this definition and Section 3.2(b) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this part (iv) to the extent the General Partner determines that an adjustment pursuant to part (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this part (iv).

If the Gross Asset Value of an asset has been adjusted pursuant to part (i), (ii) or (iii) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses. For purposes of part (ii) of this definition, the gross fair market value of the Partnership’s assets shall be determined in a manner consistent with clause (x) of the definition of Net Asset Value; provided, however, that the gross fair market value of the Partnership’s assets at the time of an adjustment resulting from a distribution to the Regency Partner under Section 12.4 shall be equal to the gross fair market value of the asset as determined pursuant to the definition of Established Net Value.

“In-Kind Distribution” has the meaning given to it in Section 12.4(a).

“In-Kind Distribution Consultant” has the meaning given to it in Section 12.4(b).

“In-Kind Distribution Costs” has the meaning given to it in Section 12.4(c).

“In-Kind Redemption Units” has the meaning given to it in Section 12.4(a).

“In-Kind Redemption Price” has the meaning given to it in Section 12.4(a).

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him or her incompetent to manage his or her Person or estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any limited liability company which is a Partner, the dissolution and commencement of winding up of the limited liability company; (v) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (vi) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vii) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Independent Valuation Firm” has the meaning given to it in the Valuation Policy.

“Initial Closing” has the meaning given to it in the Fund Partnership Agreement.

“Initial Investment Period” has the meaning given to it in the Fund Partnership Agreement.

“Initial Offering Period” has the meaning given to it in the Fund Partnership Agreement.

“Investment Strategy” means the Fund’s investment strategy as set forth in the Private Placement Memorandum as of the date of the Initial Closing, as it may be changed with the approval of the Advisory Council pursuant to Section 5.4(a).

“Leverage Policy” has the meaning given to it in Section 5.12.

“Limited Partners” means all Partners except the General Partner.

“Liquidating Event” has the meaning given to it in Section 12.1.

“Liquidation Preference” has the meaning given to it in Section 12.2(a)(ii).

“Liquidation Value” has the meaning given to it in Section 12.4(b).

“Liquidating Trustee” has the meaning given to it in Section 12.2(a).

“Market Rates” has the meaning given to it in Section 5.14.

“Net Asset Value” means the Partnership’s net asset value, as determined by the General Partner as of the last day of the most recent calendar quarter and at such other times as required in this Agreement (x) with the asset value to be based on (i) the aggregate value of the Partnership’s Properties in accordance with the Valuation Policy or prior to valuation, the initial costs of such Properties, and updates to the valuations obtained by the Partnership, (ii) additions to the valuations or updates (or cost calculations) described in clause (i) to reflect capital expenditures made subsequent to the date of such valuations or updates (or cost calculations), if appropriate, and (iii) the carrying value under GAAP of all other Partnership assets and liabilities, including intangibles, provided that, for this purpose intangibles shall include only closing and acquisition costs incurred by the Fund in acquiring Properties (provided such costs are not included in clause (i) hereof), unamortized leasing commissions and tenant improvements (provided such costs are not included in clause (i) hereof) and unamortized loan fees and expenses incurred by the Fund in financing or refinancing Fund Indebtedness; and (y) less the amount of all funded indebtedness of the Partnership; provided, however, that with respect to indebtedness of the Partnership, such indebtedness shall be carried at its outstanding principal balance. Organizational and Offering Expenses incurred in connection with funds raised during the Initial Offering Period shall be capitalized and amortized over a period of twelve (12) calendar quarters (beginning with the quarter in which the Initial Closing occurs) for the purposes of determining Net Asset Value, and shall be included in the “intangibles” described in clause (x)(iii) of the previous sentence. Where this Agreement or any other Fund Governing Document specifies any date for the calculation of Net Asset Value other than the last day of a calendar quarter, the Net Asset Value as of such date shall be equal to the Net Asset Value as of the last day of the most recent calendar quarter with such adjustments to the items specified in clauses (x)(ii), (x)(iii) and (y), above, to reflect material changes to such items as of the last day of the most recent calendar month.

“Net Asset Value Per Unit” means, as of any date, for a Common Unit (x) Net Asset Value as of such date, less (i) $1,000 multiplied by the number of Preferred Units outstanding as of such date, (ii) the value of the Preferred Return Account, and (iii) the value of the Preferred REIT Maintenance Account, divided by (y) the number of Common Units outstanding. Where this Agreement or any other Fund Governing Document specifies any date for the calculation of Net Asset Value Per Unit other than the last day of a calendar quarter, the Net Asset Value Per Unit as of such date shall be calculated based upon (a) the Net Asset Value as of such date as determined in accordance with the last sentence of the definition of Net Asset Value and (b) the items specified in clauses (x)(i), (x)(ii), (x)(iii) and (y) in this definition of Net Asset Value Per Unit determined as of the last day of the most recent calendar month.

“Offer” has the meaning given to it in Section 12.3.

“One Portfolio Policy” has the meaning given to it in Section 5.10.

“OP Redemption Notice” has the meaning given to it in Section 9.2(a).

“OP Redemption Notice Effective Date” has the meaning given to it in Section 9.2(a).

“Operating Expenses” means all expenses reasonably incurred by the General Partner, the Partnership or other Persons authorized to act on the Partnership’s behalf in connection with the operation of the Partnership, including, without limitation: (i) fees and expenses of custodians, transfer agents, trustees and paying agents; (ii) audit, legal, accounting and appraisal fees, and other consultants’ fees; (iii) brokers’ commissions incurred in connection with the purchase, sale, leasing or financing of Properties; (iv) taxes and assessments; (v) any fees and expenses payable to independent contractors and subcontractors in connection with the actual or prospective acquisition, financing, management or disposition of a Property by the Partnership (including property managers, leasing companies, engineers, advisors, consultants and other experts engaged by the General Partner on behalf of the Partnership); (vi) expenses of making distributions to holders of Common Units and Preferred Units, and reinvesting any such distributions pursuant to a reinvestment plan, including the cost of engaging a third party administrator for such plans; (vii) all reasonable out of pocket third party costs and expenses connected with the actual or prospective acquisition, disposition, financing, improvement, management, maintenance, operation, repair, leasing and ownership of Properties, including the Properties comprising the Initial Test Assets (as defined in the Exclusivity Agreement), and other assets of the Partnership, and any legal and closing costs connected therewith; and (viii) premiums for such insurance as the General Partner deems appropriate or necessary.

“Organizational and Offering Expenses” means all legal, accounting, printing, travel and other expenses reasonably incurred by the Fund Entities or other Persons authorized to act on the Fund’s behalf in connection with (i) the formation of the Fund Entities, (ii) the preparation of the Private Placement Memorandum provided to the Fund Limited Partners, including any supplements thereto, (iii) the qualification for the exemption of the offer and sale of common units, preferred units and shares from registration under Federal and state securities laws or the securities laws of foreign jurisdictions and (iv) the private placement and sale of Fund Limited Partner Units; provided, however, that no placement fees or similar fees paid to any Person with respect to obtaining or soliciting subscriptions for Fund Limited Partner Units at any closing shall be included in Organizational and Offering Expenses.

“Ownership Restricted Partner” has the meaning given to it in Section 9.2(b).

“Parent REIT” means RRP Parent REIT, Inc., a Maryland corporation.

“Parent REIT Charter” means the Articles of Incorporation of RRP Parent REIT, Inc., as such agreement may be amended in accordance with its terms from time to time.

“Parent REIT Preferred Share” means a preferred share in the Parent REIT.

“Participating Partnerships” means the Fund Partnership and the Feeder Partnerships.

“Partner” means a Person who has executed a counterpart of this Agreement, so long as such Person has not ceased to be a partner of the Partnership pursuant to the terms of this Agreement, and any Person that becomes a substituted partner of the Partnership pursuant to the terms of this Agreement and has not ceased to be a partner of the Partnership pursuant to the terms of this Agreement. “Partners” means all such Persons. The Partners shall be identified on Exhibit A attached hereto, which may be modified, supplemented, or amended from time to time.

“Partnership” means RRP Operating, LP, a Delaware limited partnership.

“Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the number of Common Units owned by such Partner by the total number of Common Units then outstanding.

“Person” means an individual, corporation, limited liability company, partnership, estate, trust (or portion thereof), association, joint stock company, government agency or political subdivision thereof, charitable organization, or other entity.

“Plan” has the meaning given to it in Section 4.2(a).

“Portfolio Test” has the meaning given to it in the Exclusivity Agreement.

“Preferred REIT Maintenance Account” means, with respect to each of the Parent REIT and the Subsidiary REIT, as of any relevant date after the issuance of the Preferred Units, the excess, if any, of (a) the accrued expenses of such entity relating to (i) the issuance of the Parent REIT Preferred Shares or Subsidiary REIT Preferred Shares by such entity and any ongoing administrative or other costs relating to such Parent REIT Preferred Shares or Subsidiary REIT Preferred Shares, including, without limitation, any redemption premiums due with respect to such shares (to the extent not paid pursuant to Section 9.3) and any amounts due to REIT Funding, LLC, REIT Administration, LLC, H & L Equities, LLC or their affiliates with respect to such shares (but excluding any repayment of the consideration received by such entity in exchange for the issuance of such shares) and (ii) any other administrative costs of such entity, including, but not limited to, tax return preparation and audit, accounting, and investor communication costs, over (b) the sum of the cumulative distributions made to such entity prior to such relevant date pursuant to Section 4.1(b) (including distributions received by such entity pursuant to Section 4.1(b) by reason of Section 12.2(a)(ii) hereof) and clause (d) of Section 9.3.

“Preferred Redemption Date” has the meaning given to it in Section 9.3.

“Preferred Return Account” means, with respect to each of the Parent REIT and the Subsidiary REIT as of any relevant date after the issuance of the Preferred Units, the excess, if any, of (a) an amount equal to a return computed like interest accruing on a daily basis from and including the date that the Preferred Units are issued hereunder at the rate of twelve and one half percent (12.5%) per annum on the sum of (x) the product of $1,000 and the number of Preferred Units held by each of Parent REIT and the Subsidiary REIT on each day of a relevant period, plus (y) all accumulated, accrued and unpaid distributions thereon, from and including the date hereof over (b) the sum of cumulative distributions made to such entity prior to such relevant date pursuant to Section 4.1(a) (including distributions received by such entity pursuant to Section 4.1(a) by reason of Section 12.2(a)(ii) hereof) and clause (c) of Section 9.3.

“Preferred Unit” means a fractional, undivided share of the partnership interests issued pursuant to Section 2.1(b) with the rights, powers and duties set forth in Section 2.1(b), which will be issued at such time as the Parent REIT and the Subsidiary REIT issue Parent REIT Preferred Shares and Subsidiary REIT Preferred Shares and will be designated as such on Exhibit A and expressed in the number set forth on Exhibit A, as such exhibit may be amended from time to time.

“Prior Partnership Agreement” has the meaning given to it in the Recitals.

“Private Placement Memorandum” means the Fund’s Confidential Private Placement Memorandum, as amended, modified, or supplemented from time to time.

“Profits” and “Losses” means, for any Fiscal Period, an amount equal to the Partnership’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) If the Gross Asset Value of any Partnership asset is adjusted pursuant to part (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such period;

(vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Any items that are specially allocated pursuant to Section 3.2 or Section 3.3 shall be excluded in computing Profits or Losses.

If for any Fiscal Period the sum of such items is a positive amount, such amount shall be deemed Profits for such Fiscal Period, and if the sum of such items is a negative amount, such amount shall be deemed Losses for such Fiscal Period.

“Property” means any direct or indirect interest in real or personal property, including without limitation, a fee interest, an interest in a ground lease or an interest in a joint venture or a partnership that the Partnership may own or hold from time to time or any purchase money loan held by the Partnership from time to time.

“Qualifying Center” has the meaning given to it in the Exclusivity Agreement.

“Redemption Date” has the meaning given to it in Section 9.2(g).

“Redemption Premium” means a redemption premium per Preferred Unit, payable pursuant to Section 9.3 or Section 12.2(a)(ii) calculated as follows based on the date of the redemption or Liquidating Event, as applicable: (1) until December 31, 2008, $200; (2) from January 1, 2009 to December 31, 2009, $150; (3) from January 1, 2010 to December 31, 2010, $100; (4) from January 1, 2011 to December 31, 2011, $50 and thereafter, no Redemption Premium.

“Redemption Right” has the meaning given to it in Section 9.2(a).

“Regency” means Regency Centers, L.P., a Delaware limited partnership.

“Regency Interests” means all economic ownership interests in the Partnership, the Feeder Partnerships and the Fund Partnership held by the Regency Partner in exchange for which the Regency Partner contributed cash or property resulting in the issuance of Common Units either issued directly to the Regency Partner or to a Fund Entity through which the Regency Partner holds beneficial ownership to such Common Units (such as Common Units held by the Parent REIT and the Subsidiary REIT which the Regency Partner beneficially owns through a Participating Partnership). Regency Interests shall include, without limitation, any of the following held by the Regency Partner: (i) units in the Fund Partnership, (ii) any partnership interests in any Feeder Partnership, and (iii) any limited partnership interests in Partnership. The Regency Interests shall only be held by the Regency Partner, and may not be Transferred, except in connection with a Transfer pursuant to Section 9.1.

“Regency Investment Percentage” means, as of any date, the quotient obtained by dividing (i) the number of Common Units that Regency and its Affiliates own, either directly or beneficially, through ownership of the Regency Interests by (ii) the total number of outstanding Common Units.

“Regency Partner” means Regency Retail GP, LLC, a Delaware limited liability company, in its capacity as a limited partner.

“Regency Required Investment” has the meaning given to it in Section 2.4.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning given to it in Section 3.

“Reinvestment Proceeds” has the meaning given to it in Section 4.2.

“REIT” means “real estate investment trust,” as such term is defined in Section 856 of the Code.

“Right of First Refusal” has the meaning given to it in Section 12.3.

“ROFR Notice” has the meaning given to it in Section 12.3.

“State Acts” has the meaning given to it in the Legend.

“Subject Property” has the meaning given to it in Section 12.3.

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of (i) the voting power, or (ii) the outstanding equity interests, is owned, directly or indirectly (including through other Subsidiaries), by such Person.

“Subsidiary REIT” means RRP Subsidiary REIT, LP, a Delaware limited partnership.

“Subsidiary REIT Charter” means the Agreement of Limited Partnership of the Subsidiary REIT, as such agreement may be amended in accordance with its terms from time to time.

“Subsidiary REIT Common Share” means a common share in the Subsidiary REIT.

“Subsidiary REIT Preferred Share” means a preferred share in the Subsidiary REIT.

“Tax Matters Partner” has the meaning given to it in Section 7.2(b).

“Temporary Investments” means short-term investments by the Partnership consisting of (a) United States government and agency obligations maturing within 180 days, (b) commercial paper rated at least A-1 (or the equivalent thereof) by S&P or P-1 (or the equivalent thereof) by Moody’s with a maturity not to exceed six (6) months and one (1) day, (c) interest-bearing deposits in United States banks maturing within 180 days and (d) money market mutual funds the assets of which are reasonably believed by the General Partner to consist primarily of items described in one or more of the foregoing clauses (a), (b) and (c).

“Transfer” means any sale, transfer, gift, assignment, devise or other disposition of Units (but excluding any redemption of Units), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. With respect to any Limited Partner for which Units constitute all or substantially all of such Limited Partner’s assets, a sale or other conveyance of a majority of the equity or ownership interests of or control of, such Limited Partner to an unaffiliated third party shall constitute a Transfer of the Units held by such Limited Partner.

“Umbrella Agreement” means that certain Agreement Among the Fund Entities by and among the Fund General Partners, the Fund Partnership, the Parent REIT, the Subsidiary REIT, the Feeder Partnerships and the Partnership, as such agreement may be amended in accordance with its terms from time to time.

“Unfunded Capital Commitment” means, with respect to a Fund Limited Partner as of any date, such Fund Limited Partner’s Fund Capital Commitment, less the aggregate amount of such Fund Limited Partner’s capital contributions to the Participating Partnership in which such Fund Limited Partner is a partner as of such date.

“Unfunded Capital Percentage” means, with respect to a Fund Limited Partner as of any date, a percentage equal to such Fund Limited Partner’s Unfunded Capital Commitment divided by such Fund Limited Partner’s Fund Capital Commitment.

“Units” means Common Units and Preferred Units in the Partnership.

“Valuation Policy” has the meaning given to it in Section 5.13.

SECTION 2

PARTNERS’ CAPITAL CONTRIBUTIONS

2.1 Units.

(a) Common Units. Capital Contributions made by Partners are set forth in Exhibit A, and each Partner shall own the number of Common Units set forth for such Partner in Exhibit A, which Capital Contributions and Common Units shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately the issuance or redemption of Common Units or similar events having an effect on any Partner’s Common Units.

(i) Certificates. Common Units shall be evidenced by entries on the books of the Partnership. Certificates representing Common Units shall not be issued; provided, however, that the General Partner may provide that some or all of the Common Units shall be certificated.

(ii) Voting. Common Units shall not entitle the holder to vote on any matter under this Agreement, except as expressly required by the Act.

(iii) Rights. Each Common Unit shall have the rights and be governed by the provisions set forth in this Agreement, and none of such Common Units shall have any preemptive rights, or give the holders thereof any rights to convert into any other securities of the Partnership.

(iv) Restrictions on Transferability. The Common Units shall be subject to the restrictions on transfer provided in Section 9.1.

(b) Preferred Units. Upon the issuance of the Parent REIT Preferred Shares and Subsidiary REIT Preferred Shares, each of the Parent REIT and the Subsidiary REIT will contribute to the Partnership an amount equal to the amount received by such entity in exchange for such shares, and the Partnership shall issue a number of Preferred Units to such entity in exchange for such contribution equal to the amount contributed by such entity, divided by $1,000.

(i) Certificates. Preferred Units shall be evidenced by entries on the books of the Partnership. Certificates representing Preferred Units shall not be issued; provided, however, that the General Partner may provide that some or all of the Preferred Units shall be certificated.

(ii) Voting. Preferred Units shall not entitle the holder to vote on any matter under this Agreement, as expressly required by the Act.

(iii) Rights. Each Preferred Unit shall have the rights and be governed by the provisions set forth in this Agreement, and none of such Preferred Units shall have any preemptive rights, or give the holders thereof any rights to convert into any other securities of the Partnership.

(iv) Restrictions on Transferability. The Preferred Units shall be subject to the restrictions on transfer provided in Section 9.1.

2.2 Capital Calls During Initial Investment Period.

(a) At any time, and from time to time, during the Initial Investment Period, the General Partner may provide notice to the Fund General Partners that the Partnership requires additional capital for Partnership purposes (a “Capital Call Notice”). In determining the additional capital required for Partnership purposes that will be specified in the Capital Call Notice, the General Partner shall take into account any cash that will be contributed by the Regency Partner or any Affiliate pursuant to Section 2.6. Each Capital Call Notice shall include the total additional amount of capital that the Partnership requires (the “Additional Capital Amount”) and the respective portions of such Additional Capital Amount that it requires from each of the Participating Partnerships (each, a “Capital Amount Proportion”). The Capital Amount Proportion for each Participating Partnership will be equal to the sum of the capital contributions from each Fund Limited Partner that is a limited partner in such Participating Partnership assuming that all Fund Limited Partners make capital contributions to their respective Participating Partnerships in the following manner until the aggregate amount of such capital contributions is equal to the Additional Capital Amount:

(i) first from:

(A) any Fund Limited Partners that made a capital contribution at the Initial Closing that have an Unfunded Capital Percentage that is greater than the Unfunded Capital Percentage of the Fund Limited Partner(s) with the lowest Unfunded Capital Percentage of the Fund Limited Partners that made capital contributions at the Initial Closing, and

(B) the Fund Limited Partners that made or increased their Capital Commitments after the Initial Closing in proportion to, and to the extent necessary to cause, each such Fund Limited Partner’s Unfunded Capital Percentage to equal the then-current Unfunded Capital Percentage of the Fund Limited Partner(s) with the lowest Unfunded Capital Percentage; and

(ii) second, from all Fund Limited Partners in an amount with respect to each such Fund Limited Partner equal to the product of (A) the Additional Capital Amount less the amounts contributed pursuant to Section 2.2(a)(i) multiplied by (B) such Fund Limited Partner’s Capital Contribution Percentage.

(b) The Regency Partner’s obligation to make Capital Contributions shall be governed by Section 2.4 and not by this Section 2.2.

(c) Notwithstanding anything to the contrary set forth herein, no Fund Limited Partner shall be required to make capital contributions to the Participating Partnership in which such Fund Limited Partner is a limited partner in an aggregate amount exceeding such Fund Limited Partner’s Fund Capital Commitment.

(d) For purposes of Capital Calls pursuant to this Section 2.3, the General Partner shall not take into account Delinquent Limited Partners (as defined in the Fund Partnership Agreement) or any other Fund Limited Partner that is delinquent in making capital contributions to a Feeder Partnership and the units held by such delinquent Fund Limited Partners.

2.3 Issuance of Additional Units.

(a) At any time after the date hereof, without the consent of any Limited Partner, the General Partner may cause the Partnership to issue additional Units (including Common Units and Preferred Units) to the Parent REIT, the Subsidiary REIT, the Regency Partner (in connection with a contribution of Properties pursuant to the Exclusivity Agreement) or an Affiliate of the Regency Partner (in connection with a contribution of Properties pursuant to the Exclusivity Agreement) and reflect such issuance on an amendment or supplement to Exhibit A, in exchange for Capital Contributions; provided, however, that the issuance of Common Units at other than Net Asset Value Per Unit is subject to the approval of the Advisory Council, pursuant to Section 5.5(g), except that during the Initial Investment Period Common Units shall be issued at a price equal to the greater of Net Asset Value Per Unit or one thousand dollars ($1,000) per Unit provided, however, that Common Units issued as a result of the investment of proceeds from the issuance of Fund Limited Partner Units to Fund Limited Partners that became Fund Limited Partners prior to June 30, 2007 will be issued at one thousand dollars ($1,000) per Common Unit until such time as all Fund Limited Partners that became Fund Limited Partners prior to June 30, 2007 (other than any Delinquent Limited Partner (as defined in the Fund Partnership Agreement) or any other Fund Limited Partner that is delinquent in making capital contributions to a Feeder Partnership) have made Capital Contributions such that they all have the same Unfunded Capital Percentage. The Partnership shall not issue additional Preferred Units unless it is necessary or advisable to do so in order to maintain the status of the Subsidiary REIT or Parent REIT as a REIT. The Partnership shall not issue any partnership interests or equity securities other than Preferred Units or Common Units issued in accordance with this Section 2.3.

(b) Except as otherwise provided herein, from and after the date hereof, the Subsidiary REIT shall not issue any additional Subsidiary REIT Common Shares or Subsidiary REIT Preferred Shares, unless (1) the Subsidiary REIT contributes to the Partnership the net proceeds from the issuance of such Subsidiary REIT Common Shares or Subsidiary REIT Preferred Shares; and (2) the General Partner causes the Partnership to issue to the Subsidiary REIT either Common Units or Preferred Units having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Subsidiary REIT Common Shares or Subsidiary REIT Preferred Shares.

(c) Except as otherwise provided herein, from and after the date hereof, the Parent REIT shall not issue any additional Parent REIT Preferred Shares, unless (1) the Parent REIT contributes to the Partnership the net proceeds from the issuance of such Parent REIT Preferred Shares; and (2) the General Partner causes the Partnership to issue to the Parent REIT Preferred Units having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Parent REIT Preferred Shares.

(d) The General Partner shall not accept contributions from or issue Common Units to the Subsidiary REIT for proceeds resulting from the issuance of Subsidiary REIT Common Shares to a Feeder Partnership unless and until such Feeder Partnership has become a party to the Umbrella Agreement and complied with its obligations thereunder.

2.4 Regency Required Investment.

(a) The Regency Partner agrees, on behalf of itself and its Affiliates, that it will at all times own Regency Interests such that the Regency Investment Percentage shall be greater than or equal to twenty percent (20%) (the “Regency Required Investment”). Subject to the Exclusivity Agreement, the Regency Partner and its Affiliates may satisfy the Regency Required Investment requirement by conveying a Property to the Partnership in exchange for Common Units for all or a portion of the contribution value determined pursuant to the Exclusivity Agreement or by buying units in the Fund Partnership, Common Units, or units in the Feeder Partnerships for cash or property. If, upon any issuance of Fund Limited Partner Units, the Regency Investment Percentage is not equal to or greater than the Regency Required Investment, then as of the date of such issuance of Fund Limited Partner Units the Regency Partner or an Affiliate will acquire, at a price per Common Unit equal to the Net Asset Value Per Unit as of such date (provided that prior to the end of the Initial Investment Period, Units shall be issued at a price per Unit equal to the greater of (i) $1,000 or (ii) the Net Asset Value Per Unit as of such date), a number of units in the Fund Partnership, Common Units or units in the Feeder Partnerships sufficient to cause the Regency Investment Percentage to equal or exceed the Regency Required Investment.

(b) The General Partner is authorized to issue Units to the Regency Partner, an Affiliate of the Regency Partner or the Subsidiary REIT at a price per Unit equal to the Net Asset Value Per Unit as of such date (provided that prior to the end of the Initial Investment Period,

Units shall be issued at a price per Unit equal to the greater of (i) $1,000 or (ii) the Net Asset Value Per Unit as of such date) in connection with a purchase by the Regency Partner or an Affiliate of the Regency Partner of Common Units, units in the Feeder Partnerships or units in the Fund Partnership pursuant to this Section 2.4 (which in the case of units purchased in the Fund Partnership or a Feeder Partnership, in turn, will result in the Subsidiary REIT contributing the proceeds of such issuances to the Partnership pursuant to the terms of the applicable Fund Governing Documents), whether during or after the Initial Offering Period.

2.5 Other Matters.

(a) Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of any Capital Contributions made by such Partner. No Partner shall have the right to receive property other than cash from the Partnership.

(b) No Partner shall receive any interest, salary, or drawing with respect to its Capital Contribution or its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner of the Partnership, except as otherwise provided in this Agreement.

(c) Except for its obligations to make contributions to the Partnership, and other payments, as expressly provided for herein, no Limited Partner shall otherwise be liable to the Partnership for the repayment, satisfaction or discharge of the Partnership’s debts, liabilities and obligations. Except to the extent required by the Act, no Limited Partner shall be personally liable to any third party for any debt, liability or other obligation of the Partnership.

SECTION 3

ALLOCATION OF PROFITS AND LOSSES

3.1 Allocation of Profits and Losses.

(a) In General. After giving effect to the allocations set forth in Sections 3.2 and 3.3 hereof, Profits or Losses for any Fiscal Period shall be allocated to the Partners holding Common Units in proportion to their Percentage Interests.

(b) Limitation on Losses. Notwithstanding Section 3.2(a), to the extent Losses allocated to a Limited Partner under Section 3.2(a) would cause such Limited Partner to have an Adjusted Capital Account deficit as of the end of the Fiscal Period to which such Losses relate, such Losses shall not be allocated to such Partner and instead shall be allocated to the General Partner.

3.2 Special Allocations. Notwithstanding any provisions of Section 3.1, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in “partnership minimum gain” (as that term is defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations) during any year, each Partner shall, to the extent required by Section 1.704-2(f) of the Regulations, be specially allocated items of Partnership income and gain for such year (and, to the extent required by Section 1.704-2(j)(2)(iii) of the Regulations, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership minimum gain. Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704-2(f)(6) of the Regulations. This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. If there is a net decrease in “partner nonrecourse debt minimum gain” (as that term is defined in Sections 1.704-2(i)(2) and (3) of the Regulations) during any year, each Partner who has a share of that partner nonrecourse debt minimum gain as of the beginning of the Fiscal Year shall, to the extent required by Section 1.704-2(i)(4) of the Regulations, be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) equal to that Partner’s share of the net decrease in partner nonrecourse debt minimum gain. Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 3.2(b) is intended to comply with the requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.2(c) were not in the Agreement.

(d) Nonrecourse Deductions. “Nonrecourse deductions” (as that term is defined in Section 1.704-2(1) and (c) of the Regulations) for any year or other period shall be specially allocated to the Partners holding Common Units in proportion to their Percentage Interests.

(e) Partner Nonrecourse Deductions. “Partner nonrecourse deductions” (as that term is defined in Section 1.704-2(i) of the Regulations) for any Fiscal Period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the “partner nonrecourse debt” (as that term is defined in Section 1.704-2(b)(4) of the Regulations) to which such partner nonrecourse deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(g) Allocation of Gains and Losses Attributable to Revaluations. If the Gross Asset Value of any Partnership asset is adjusted pursuant to part (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be specially allocated to the Partners holding Common Units in proportion to their Percentage Interests; provided however, that any adjustments in connection with a distribution to the Regency Partner under Section 12.4 shall be allocated in accordance with Section 3.7.

(h) Preferred Unit Allocation. For each Fiscal Period, each of the Parent REIT and the Subsidiary REIT shall be allocated items of gross income or gain equal to the sum of (i) the aggregate distributions received by such entity with respect to such Fiscal Period pursuant to Sections 4.2(a) and (b) (including distributions received by such entity pursuant to such subsections by reason of Section 12.2(a)(ii) hereof) and (ii) any payments to such entity in respect of the redemption of one or more Preferred Units pursuant to clause (b), (c), or (d) of Section 9.3.

3.3 Curative Allocations. The allocations set forth in Section 3.1(c), 3.2(a), 3.2(b), 3.2(c), 3.2(d), 3.2(e), and 3.2(f) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 3.3. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 3.1, 3.2(g), and 3.2(h) and 3.7. In exercising its discretion under this Section 3.3, the General Partner shall take into account future Regulatory Allocations under Sections 3.2(a) and 3.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 3.2(d) and 3.2(e).

3.4 Tax Allocations.

(a) Generally. Subject to Section 3.4, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as their respective book items.

(b) Allocations Respecting Section 704(c) and Revaluations. Notwithstanding Section 3.4, Tax Items with respect to Property that is subject to Code Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated in accordance with said Code section and/or Regulation Section 1.704-1(b)(4)(i), as the case may be, using the traditional method under Regulations Section 1.704-3(b).

3.5 Other Allocation Rules.

(a) The Partnership shall use the “interim closing of the books” method to determine each Partner’s share of the Partnership’s Profits, Losses, and any other items upon any change in the Partners’ interests in the Partnership (whether by reason of a sale, redemption, or otherwise), except as otherwise required by Section 706.

(b) Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners’ interests in Partnership profits are in proportion to their Percentage Interests.

(c) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the General Partner shall endeavor to treat distributions as having been made from the proceeds of a “nonrecourse liability” (as that term is defined in Section 1.704-2(b)(3) of the Regulations) or a “partner nonrecourse debt” (as that term is defined in Section 1.704-2(b)(4) of the Regulations) only to the extent that such distributions would cause or increase an Adjusted Capital Account deficit for any Limited Partner.

3.6 Capital Accounts. The Partnership shall establish and maintain throughout the term of the Partnership for each Partner a separate Capital Account in accordance with Treasury Regulations 1.704-1(b).

3.7 Allocations in Year of Liquidation. Notwithstanding any other provision of this Section 3, in the year in which the Partnership makes liquidating distributions pursuant to Section 12.2, items of gross income, gain, loss and deduction shall be allocated among the Partners in a manner that will cause the Capital Account balance of each such Partner to be equal to, or to approximate as closely as possible, the aggregate net distributions that each such Partner is entitled to receive pursuant to Section 12.2(a)(ii) and (iii), provided, however, that any adjustments to the Gross Asset Value of the Partnership’s assets pursuant to part (ii) of the definition of Gross Asset Value in connection with a distribution to the Regency Partner under Section 12.4 shall be allocated to the Partners in a manner that causes the Partners’ Capital Accounts to be equal to, or to approximate as closely as possible, the amounts they would be entitled to receive under Section 12.2(a)(ii) and (iii) if the Partnership, instead of making the distribution to the Regency Partner provided for in Section 12.4, distributed an amount equal to the Liquidation Value (as determined pursuant to Section 12.4) to the Partners in liquidation of their interests in the Partnership.

SECTION 4

DISTRIBUTIONS

4.1 Cash Distributions. Cash Flow will be distributed quarterly:

(a) First, to the Parent REIT and the Subsidiary REIT in proportion to and to the extent of their Preferred Return Account balances;

(b) Second, to the Parent REIT and the Subsidiary REIT in proportion to and to the extent of their Preferred REIT Maintenance Account balances; and

(c) Third, to the Partners in proportion to their respective Common Units.

4.2 Reinvestment.

(a) The General Partner may elect to implement a distribution reinvestment plan at any time after the expiration of the Initial Investment Period. If the General Partner elects to do so, it shall implement a distribution reinvestment plan for the Partnership as set forth in the Umbrella Agreement (the “Plan”). The Subsidiary REIT shall automatically reinvest all Reinvestment Proceeds (as defined in the Umbrella Agreement) in the Partnership, as required by the Umbrella Agreement, and the General Partner shall issue Common Units to the Subsidiary REIT in exchange for such Reinvestment Proceeds. All such issuances of Common Units in accordance with the Plan shall be made pursuant to Section 2.3 and otherwise on the same terms and conditions as are set forth for reinvestment of distributions in the limited partnership agreements of the Participating Partnerships.

(b) In the event that the General Partner implements the Plan, any Partner other than the Subsidiary REIT may, in its sole discretion, elect in writing to automatically reinvest all or a potion of the amounts distributed to such Partner pursuant to Section 4.1 in Common Units, which reinvestment shall be made on the same terms and conditions as the Reinvestment Proceeds are reinvested pursuant to Section 4.2(a).

4.3 Withholding. Each Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Partner shall constitute a recourse loan by the Partnership to such Partner, which loan shall be repaid by such Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner; or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Partner.

SECTION 5

MANAGEMENT

5.1 Rights and Powers of the General Partner. Subject to the express provisions of this Agreement and the other Fund Governing Documents (including provisions requiring approval of the Advisory Council, the Limited Partners or the Fund Limited Partners over certain matters), (i) the General Partner in its sole discretion shall have full, complete and exclusive right, power and authority to exercise all the powers of the Partnership and to do all things necessary to effectuate the purposes of the Partnership as set forth in Section 1.3, (ii) the General Partner shall exercise on behalf of the Partnership complete discretionary authority for the management and the conduct of the affairs of the Partnership, and (iii) the General Partner, in its sole discretion, shall have full, complete and exclusive right, power and authority in the management and control of the Partnership’s business (including causing property management agreements and other agreements for property-related services to be entered into with respect to the Properties and other assets of the Partnership). Without limiting the generality of the foregoing, it is understood and agreed that the General Partner may enter into letters of intent, purchase agreements and other commitments relating to the acquisition or sale of Properties and other assets of the Partnership.

5.2 Actions Requiring the Consent of the Fund Limited Partners. Notwithstanding Section 5.1 hereof, the General Partner may take any action which by the express terms of this Agreement requires the approval of the Fund Limited Partners, including the actions described in Section 8.1, Section 9.1 and Section 12.2(a) if and only if the General Partner receives the approval of the Fund Limited Partners in accordance with the provisions of the Umbrella Agreement.

5.3 Advisory Council.

(a) The General Partner will promptly establish an advisory council (the “Advisory Council”) consisting of no less than two (2) members and no more than seven (7) members; provided, however, that the Advisory Council may have up to nine (9) members at any time after the Participating Partnerships have accepted aggregate capital contributions from the Fund Limited Partners in excess of $1.5 billion. The Advisory Council will be established for the benefit of the Fund. The members of the Advisory Council shall be selected by the General Partner from representatives made available by the Fund Limited Partners, but none of such members may be Affiliates or employees of Regency or any of its Affiliates. After the initial appointment of the Advisory Council, each member shall serve for an initial term of one year, with automatic successive one-year renewal terms unless such member withdraws or is removed by the General Partner. Any subsequent vacancy on the Advisory Council shall be filled by the General Partner in the same manner that it used to select the initial members. A member of the Advisory Council has no fiduciary duty to the Partnership, any Fund Entity, any Partner or any Fund Limited Partner, and may vote in his/her own interest or in the interest of any Fund Limited Partner which may or may not be aligned with the interests of other Fund Limited Partners. The members of the Advisory Council will serve without compensation, but will be reimbursed by the Partnership for certain reasonable travel and other expenses incurred in connection with their role on the Advisory Council.

(b) The General Partner will consult with the Advisory Council about the Partnership’s performance, guidelines for conflicts of interest, and the process of administering the Valuation Policy and making determinations of Net Asset Value. Other than as expressly described in Section 5.4 and Section 5.5, the Advisory Council’s role will be advisory only.

(c) The Advisory Council shall meet on such regular schedule as the Advisory Council establishes. In addition to such scheduled meetings, upon ten (10) Business Days’ notice, the General Partner may call a meeting of the Advisory Council. The General Partner shall prepare and distribute an agenda for each meeting of the Advisory Council prior to such meeting. Members of the Advisory Council may participate in meetings by conference telephones or similar equipment. The General Partner shall have the right to attend the meetings of the Advisory Council but shall not vote on any matters considered by the Advisory Council. In addition to the members of the Advisory Council appointed pursuant to Section 5.3(a), the General Partner shall also have the right to appoint, from representatives made available by Fund Limited Partners, one or more non-voting members of the Advisory Council who shall have the right to notice of, and to attend, the meetings of the Advisory Council but shall not vote on any matters considered by the Advisory Council. Notwithstanding anything to the contrary set forth herein, attendance at a meeting by a member of the Advisory Council shall be deemed a waiver by such Advisory Council member of any failure to provide notice of such meeting to such member under this Section 5.3(c).

5.4 Actions Requiring the Prior Unanimous Approval of the Advisory Council. The General Partner shall not, without the unanimous consent of the members of the Advisory Council, cause the Partnership to take any of the following actions or enter into any transaction or series of transactions which would have the effect of such actions, unless conditioned upon obtaining such approval of the Advisory Council:

(a) Make any material changes to the Investment Strategy;

(b) Amend the Exclusivity Agreement (including, without limitation, changing the criteria for a community shopping center to be a Qualifying Center or changing the Portfolio Test, in each case as set forth in the Exclusivity Agreement, or amending the form of Contribution Agreement attached as an exhibit to the Exclusivity Agreement); or

(c) Change the Allocation Policy (other than a modification necessary as a result of changes in law that is made in accordance with Section 5.11).

5.5 Actions Requiring the Prior Approval of a Majority of the Advisory Council. The General Partner shall not, without the consent of a majority of the members of the Advisory Council with each member voting once, cause the Partnership to take any of the following actions or enter into any transaction or series of transactions which would have the effect of such actions, unless conditioned upon obtaining such approval of the Advisory Council:

(a) Acquire any Acquisition Opportunity;

(b) Acquire any Development Asset that:

(i) is not a Qualifying Center;

(ii) would be less than 100% directly or indirectly owned by the Partnership; or

(iii) would have closing and financing costs in excess of the Closing Costs Cap;

(c) Acquire any Development Assets at a time when the Portfolio Test is not satisfied or would not be satisfied following the acquisition;

(d) Change the Leverage Policy or cause or permit the Partnership to incur any indebtedness inconsistent with the Leverage Policy;

(e) Change the Valuation Policy;

(f) Cause or permit the Partnership to enter into a transaction with Regency or any of its Affiliates, except for the acquisition of Development Assets pursuant to the Exclusivity Agreement, the Regency Partner’s acquisition of Properties as an In-Kind Distribution pursuant to Section 12.4, or as permitted pursuant to Section 5.14;

(g) Cause the Partnership to issue any Common Units to any Person for a price less than the Net Asset Value Per Unit at the time of the issuance or to purchase any Common Units from a Partner at a price greater than Net Asset Value Per Unit;

(h) Cause the Partnership to issue equity or debt securities with rights or powers senior to the Common Units (other than the Preferred Units in accordance with Section 2.1(b) or ordinary course indebtedness consistent with the Leverage Policy);

(i) Select an Independent Valuation Firm for purposes of an In-Kind Distribution pursuant to Section 12.4(b);

(j) Select one or more Independent Valuation Firms for purposes of the Valuation Policy; or

(k) Cause the Partnership to redeem Common Units or, following the Initial Investment Period, issue Common Units without complying with the procedures set forth in Section 5.15.

Upon the request of the General Partner, the Advisory Council may be requested to approve or disapprove, solely on behalf of the Partnership, any other matter. In connection with any request by the General Partner for approval by the Advisory Council pursuant to Section 5.4 and this Section 5.5, the General Partner shall provide the Advisory Council with a reasonably detailed description of the matter and whether the matter involves a potential or actual conflict of interest, along with such additional materials as the Advisory Council may reasonably request and which are reasonably available to the General Partner without incurring material additional costs.

5.6 Expenses.

(a) Except as provided below, the Partnership shall pay directly or shall reimburse any Person that paid any Organizational and Offering Expenses or Operating Expenses on behalf of the Fund. Notwithstanding the foregoing, the Partnership shall not be required to pay Organizational and Offering Expenses in excess of One Million Five Hundred Thousand Dollars ($1,500,000) during the Initial Offering Period.

(b) Organizational and Offering Expenses incurred in connection with any closing after the Initial Offering Period shall be borne by the Fund Limited Partners admitted at such Subsequent Closing, except in the following circumstances, in which case such Organizational and Offering Expenses shall be paid as described in Section 5.6(a): (i) Fund Limited Partner Units issued pursuant to the Plan or (ii) Fund Limited Partner Units issued to Regency and its Affiliates.

(c) Except for fees payable to Regency and its Affiliates as described in Section 5.14, which fees may include all or a portion of the salaries and other compensation payable to certain employees of Regency and such Affiliates performing services under such arrangements, the General Partner and its Affiliates shall not be reimbursed by the Partnership for the following internal operating expenses of Regency and its Affiliates: (i) employee compensation, including salaries, wages, payroll taxes and the cost of employee benefit plans; (ii) rent, telephone, utilities, office furniture, equipment and machinery (including computers), supplies and other office expenses; (iii) insurance premiums for fidelity bond coverage applicable to certain of the General Partner’s officers, employees and agents; and (iv) miscellaneous administrative expenses incurred in supervising, monitoring and inspecting real property and other investments of the Partnership or relating to the General Partner’s performance of its obligations under this Agreement. Pursuant to lease agreements or property management agreements, Regency and its Affiliates may recover certain fees or expense reimbursements in respect of on-site services provided to a particular Property from the tenants of any such of Property (e.g., on-site engineering, security or leasing services), and, notwithstanding any other provision of this Agreement, the Partnership shall not reimburse Regency or its Affiliates for any such amounts recovered from tenants.

5.7 Execution of Documents. Subject to the express provisions of this Agreement and the other Fund Governing Documents (including provisions requiring approval of the Advisory Council, the Limited Partners or the Fund Limited Partners over certain matters), the General Partner is authorized to execute, deliver and perform agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners to the fullest extent permitted under the Act or other applicable law, rule or regulation. The General Partner and each duly authorized officer of the General Partner may act for and in the name of the General Partner under this Agreement. In dealing with the General Partner acting for or on behalf of the Partnership, no Person shall be required to inquire into, and Persons dealing with the Partnership are entitled to rely conclusively on, the right, power and authority of the General Partner to bind the Partnership.

5.8 No Duty to Individual Partners. Except as set forth in Section 10.1, in exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall have no liability to a Limited Partner as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under this Agreement unless such action (or inaction) is taken in violation of an obligation that the General Partner may have to a Limited Partner pursuant to a side letter with such Limited Partner.

5.9 Exclusivity Agreement. As of the date hereof, Regency and the Partnership have entered into an exclusivity agreement (including the form of property contribution agreement attached thereto, the “Exclusivity Agreement”) attached hereto as Exhibit B, pursuant to which Regency and its Affiliates will contribute Investment Properties or offer Acquisition Opportunities (as defined in the Exclusivity Agreement) to the Partnership, and the Partnership will accept the contribution of such Investment Properties, subject to the terms and conditions set forth in the Exclusivity Agreement.

5.10 One Portfolio Policy. Regency intends to implement, and shall have the right to implement, a policy which is intended to allow Regency to operate all Properties under its direct or indirect control on an ownership-blind basis (the “One Portfolio Policy”) regardless of whether a property is owned by Regency or an Affiliate of Regency, a joint venture between Regency or an Affiliate of Regency and a third party (including the Partnership), or an institutional investor advised by the Regency or an Affiliate (all such properties, the “Regency Portfolio”). Regency intends that all Partnership Properties be part of the Regency Portfolio and be subject to the One Portfolio Policy. The One Portfolio Policy may provide for placing properties under an umbrella insurance policy, negotiating master property management agreements, implementing a consistent signage program, participating in incremental income and e-business programs and platforms, and making portfolio-wide leasing decisions. It is understood that such One Portfolio Policy may result in benefits or burdens with respect to individual Properties. Regency shall implement the One Portfolio Policy subject to the terms of this Agreement, including Section 5.14 in connection with any services Regency or any of its Affiliates are retained to perform in accordance with the One Portfolio Policy. Regency’s One Portfolio Policy may be modified from time to time in the discretion of Regency.

5.11 Allocation Policy. In allocating Acquisition Opportunities among the Partnership and other entities in which Regency and its Affiliates have an ownership interest, Regency shall follow the allocation policy attached to this Agreement as Exhibit C (the “Allocation Policy”). Regency may modify its overall allocation policies from time to time in its discretion, after consulting with the Advisory Council and providing prior written notice to the Fund Limited Partners, where modifications are necessary as a result of changes in law. Any other change to the Allocation Policy shall require approval by the Advisory Council pursuant to Section 5.4.

5.12 Leverage. The General Partner is authorized to cause the Partnership and its Subsidiaries to enter into financing arrangements in accordance with the leverage policy attached hereto as Exhibit D (the “Leverage Policy”). The General Partner may not cause or permit the Partnership to incur any indebtedness inconsistent with the Leverage Policy unless such indebtedness is approved by the Advisory Council pursuant to Section 5.5(d). In addition, any change to the Leverage Policy shall require the approval of the Advisory Council pursuant to Section 5.5(d). Notwithstanding the foregoing, prior to June 30, 2007, the General Partner is authorized to cause the Partnership and its Subsidiaries to enter into the Initial Financing (as defined in the Private Placement Memorandum) and to cause the Partnership and its Subsidiaries to accept the contribution of assets subject to the Initial Financing. Prior to June, 2007 Regency and its Affiliates will not use the Initial Financing other than for properties to be contributed to the Fund or Properties owned by the Fund.

5.13 Valuation Policy. The General Partner shall cause the Partnership’s Properties to be valued pursuant to the valuation policy attached hereto as Exhibit E (the “Valuation Policy”), such that each of the Properties will be appraised annually.

5.14 Use of Affiliates. Subject to approval of a majority of the members of the Advisory Council of the amount of the fees charged, the General Partner may retain Regency or one or more Affiliates of Regency to perform services for the Partnership and its Subsidiaries in lieu of hiring unaffiliated third parties to perform such services, including without limitation legal, tax, debt placement, property insurance, property management, and leasing and construction management services, on terms no less favorable to the Partnership than those available from unaffiliated third parties with comparable experience for a comparable level of quality and service (“Market Rates”). Prior to each calendar year, the General Partner will submit to the Advisory Council for approval a schedule of fees proposed to be charged by Regency and its Affiliates for any such services that will be provided, together with evidence indicating that on a portfolio-wide basis (except in the case of leasing commissions, which will be on a market-by-market basis) such fees are no greater than Market Rates. The Advisory Council shall approve or disapprove such fees, provided that the Advisory Council shall not withhold approval with respect to any fee that is no greater than the Market Rate for such fee. Any change to the fees so approved shall be effective as of the beginning of such following calendar year, and any agreement pursuant to which Regency or any of its Affiliates provides services to a Fund Entity shall provide that it shall be amended automatically to reflect any such change in the fees charged pursuant to this Section 5.14. The initial schedule of fees to be charged and services to be provided by Regency or an Affiliate, which shall be in effect for the 2007 calendar year without any further approval, is attached hereto as Exhibit F. Any disposition fee payable to Regency or an Affiliate of Regency with respect to the sale of a Property, shall require Advisory Council approval prior to the time of the disposition of such Property.

5.15 Reappraisal of Properties.

(a) The General Partner will provide the Advisory Council notice at least 90 days prior to any redemption of Common Units or, following the Initial Investment Period, any issuance of Common Units, unless a shorter notice period is approved by the Advisory Council.

(b) Within fifteen (15) Business Days after receipt of such notice, the Advisory Council will provide the General Partner with written notice of any Property or Properties for which it believes in its good faith judgment that the fair market value of such Property is at least ten percent (10%) greater than or less than the most recent appraised value and with a request for a new Summary Appraisal Report for each such Property.

(c) If the Advisory Council requests a revised appraisal for any Property or Properties, the General Partner shall obtain a new Summary Appraisal Report for each such Property and shall provide copies of such revised appraisals and a statement of the estimated Net Asset Value Per OP Unit as of the date of the redemption or issuance of Common Units referenced in its notice to the Advisory Council pursuant to Section 5.15(a) at least five (5) Business Days prior to such redemption or issuance of Common Units.

SECTION 6

PARTNERS

6.1 Admission; Rights and Powers. Upon (i) the making of a Capital Contribution to the Partnership by a Person and acceptance of such Capital Contribution by the Partnership, and (ii) receipt by the Partnership of an executed counterpart of this Agreement from such Person, such Person shall become a Partner of the Partnership. The Limited Partners shall have the right to approve or disapprove only the matters expressly set forth in this Agreement. The Limited Partners shall not have any right to remove the General Partner. No Partner except the General Partner shall have any other right or power to take part in the management or control of the Partnership or its business and affairs or any right or power to act for or bind the Partnership in any way. No Limited Partner and no member of the Advisory Council, in its capacity as a Limited Partner or member of the Advisory Council owes a fiduciary duty to the General Partner or any other Fund Entity, Partner or Fund Limited Partner, and such Limited Partner or member of the Advisory Council may act in its own self-interest or, in the case of a member of the Advisory Council, in the interest of the Fund Limited Partner that appointed him or her.

6.2 No Withdrawal or Dissolution. No Partner shall at any time withdraw from the Partnership under the Act or otherwise, except pursuant to a Transfer permitted under Section 9.1 or a redemption pursuant to Section 9.2 or unless the General Partner otherwise provides prior written consent to such withdrawal. No Partner shall have the right to have the Partnership dissolved or to have its contribution to the capital of the Partnership returned except as provided in this Agreement. The Partners shall take no action to dissolve the Partnership except as expressly contemplated by this Agreement. Each Partner covenants not to apply to any court for a decree of dissolution of the Partnership, under the Act or otherwise. The dissolution or bankruptcy of a Limited Partner, or any other event that causes a Partner to cease to be a Limited Partner of the Partnership shall not, in and of itself, dissolve or terminate the Partnership.

6.3 Consent. Each of the Limited Partners hereby consents to the exercise by the General Partner of all the rights and powers conferred on the General Partner by this Agreement.

6.4 No Dissenters’ Rights. No Partner shall have any of the rights to dissent as set forth in the Act or otherwise.

SECTION 7

BOOKS AND RECORDS

7.1 Books and Records. The Partnership shall maintain, at its principal place of business (or such other place as the General Partner may designate), the books and records required to be maintained by the Act and shall be available upon reasonable notice for inspection by the Partners at reasonable hours during any Business Day. A Partner may, subject to reasonable standards as may be established from time to time by the General Partner, obtain from the General Partner, from time to time upon reasonable demand for any purpose reasonably related to such Partner’s interest in the Partnership, such information (including that specified in Section 17-305 of the Act) regarding the affairs of the Partnership as is just and reasonable. All financial records shall be maintained, and all financial reports required hereby shall be presented, in U.S. dollars.

7.2 Tax Matters.

(a) Tax Returns. Information required for Partners to prepare their federal, state, and local income tax returns will be delivered to each Partner after the end of each taxable year of the Partnership. Every reasonable effort will be made to furnish such information within 90 days after the end of each taxable year. The Partnership shall file its tax returns as a partnership for federal, state and local income and other tax purposes.

(b) Tax Matters Partner. The General Partner is hereby designated as the tax matters partner within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Partner”). In such capacity, the General Partner shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Treasury Regulations. Consistent with the requirements of the Code and the Treasury Regulations, the General Partner shall take commercially reasonable measures to inform the other Partners of any material decision or actions the General Partner takes as the Tax Matters Partner.

(c) State and Local Tax Law. If any state or local tax law provides for a tax matters partner or Person having similar rights, powers, authority or obligations, the General Partner shall also serve in such capacity. In all other cases, the General Partner shall represent the Partnership in all tax matters to the extent allowed by law and to the maximum extent not prohibited by law.

(d) Expenses of the Tax Matters Partner. Expenses incurred by the General Partner as the Tax Matters Partner or in a similar capacity as set forth in this Section 7.2(d) shall be borne by the Partnership as Operating Expenses. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out of pocket costs.

(e) Effect of Certain Decisions by Tax Matters Partner. Any decisions made by the Tax Matters Partner, including, without limitation, whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest shall be made in the Tax Matters Partner’s sole and absolute discretion.

(f) Tax Elections. The General Partner shall have the exclusive right to make any determination whether the Partnership shall make available elections for federal, state or local income tax purposes, including an election pursuant to Section 754 of the Code relating to certain adjustments to the basis of the Partnership’s assets.

SECTION 8

AMENDMENTS

8.1 Amendments Generally. Except as otherwise provided in this Section 8, and notwithstanding any contrary provision of the Act, any amendments to this Agreement shall be proposed by the General Partner and adopted with the approval of the Fund Limited Partners; provided, however, that no amendment of this Agreement shall:

(a) without the approval of all the Fund Limited Partners, amend this Section 8.1; or

(b) without the approval of the affected Fund Limited Partners, adversely and disproportionately affect the manner in which any Partner’s share of the Partnership’s distributions, income, gains or losses is calculated or adversely affect the liability of any Fund Limited Partner.

8.2 Amendment by General Partner. Notwithstanding the provisions of Section 8.1, this Agreement may be amended by the General Partner, by executing an instrument of amendment and giving each Fund Limited Partner notice thereof, without the consent of any of the Fund Limited Partners, (i) to effect changes of a ministerial nature that do not materially and adversely affect the rights, duties or obligations of any Partner; (ii) to give effect to the admission of Partners in accordance with the terms hereof; (iii) to conform the terms of this Agreement with any regulations issued under Code Section 704, provided that, in the opinion of counsel to the Partnership, such amendment does not materially and adversely affect the rights or interests of any of the Partners; (iv) with respect to the Partnership’s status as a partnership (and not as an association taxable as a corporation) for federal tax purposes (x) to comply with the requirements of the Regulations, or (y) to ensure the continuation of partnership status; provided, however, that, in the opinion of counsel of the Partnership, such amendment does not materially and adversely affect the rights or interests of any of the Partners; (v) to enter into side letters with Limited Partners, to the extent that they do not materially and adversely affect the economic interests of other Partners under this Agreement; and (vi) to change the name of the Partnership; provided, however, that no amendment shall be adopted pursuant to this sentence unless the adoption thereof (1) is, in the General Partner’s reasonable determination, for the benefit of or not adverse to the interests of the Partners; (2) is consistent with the other provisions hereof; (3) does not affect the allocation and distribution provisions of Section 3 and Section 4 hereof (except to the extent necessary to conform the terms of this Agreement with any regulations issued under Code Sections 704) other than any effect that may result from the admission of a new Partner in accordance with the terms hereof; (4) does not alter the purpose of the Partnership; and (5) does not adversely affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes.

SECTION 9

TRANSFERS; REDEMPTIONS

9.1 Transfer of Interests in the Partnership.

(a) The Limited Partner may Transfer its interest in the Partnership to an Affiliate of the Limited Partner without the approval of the Fund Limited Partners, so long as such Transfer includes a Transfer to such Affiliate of all of the Limited Partner’s interest in the Partnership and all of the Regency Interests. Other than Transfers to an Affiliate, no Limited Partner shall Transfer all or any of its Units or its interest in the Partnership (or any economic interest therein), and no Transfer other than to an Affiliate shall be registered by the Partnership without the approval of the Fund Limited Partners.

(b) Subject Section 9.1(c), upon any Transfer in accordance with the provisions of Section 9.1(a), the transferee Limited Partner, subject to the approval of the Fund Limited Partners (if required by Section 9.1(a)), shall become a limited partner of the Partnership under the Act and shall become vested with the powers and rights of the transferor Limited Partner, and shall be liable for all obligations and responsible for all duties of the Limited Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement.

(c) It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred interest in the Partnership and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Limited Partner are assumed by a successor corporation or other Person by operation of law) shall relieve the transferor Limited Partner of its obligations under this Agreement without the approval of the Fund Limited Partners.

(d) The General Partner shall not transfer all or any of its Units or its interest in the Partnership (or any economic interest therein).

9.2 Redemptions of Common Units.

(a) Subject to the provisions of this Section 9.2, each Partner may elect quarterly to notify the Partnership of its desire to have the Partnership redeem some or all of its Common Units (the “Redemption Right”) by providing the General Partner with a notice of that it is exercising its Redemption Right with respect to a number of Common Units to be set forth in such notice (the “OP Redemption Notice”). An OP Redemption Notice will be irrevocable by a Partner upon receipt by the General Partner and will be first effective as of the calendar quarter end on or most nearly following the 90th day after the date of delivery of the OP Redemption Notice to the General Partner (the “OP Redemption Notice Effective Date”) and shall remain effective until the earlier of (i) the date on which all of the Common Units subject thereto have been redeemed, or (ii) the occurrence of a Liquidating Event.

(b) As a condition to admitting any Fund Limited Partner, the applicable Fund General Partner may agree to limit the number of Fund Limited Partner Units which may be held by such Fund Limited Partner in proportion to the total number of Fund Limited Partner Units outstanding in order to satisfy legal regulations, tax or other investment limitations of such Fund Limited Partner (an “Ownership Restricted Partner”). If after admitting an Ownership Restricted Partner, any Fund Limited Partner sends a redemption notice with respect to the Participating Partnership in which such Fund Limited Partner is a limited partner and the redemption of Fund Limited Partner Units pursuant to such redemption notice would cause any Ownership Restricted Partner to be in violation of an ownership restriction, such Ownership Restricted Partner shall be automatically deemed to have submitted to the Participating Partnership in which such Ownership Restricted Partner is a partner a redemption notice deemed sent on the same day as the notice that would cause the Ownership Restricted Partner to violate its ownership restriction was sent for the smallest number of Fund Limited Partner Units necessary to prevent such Ownership Restricted Partner from violating its ownership restriction after the redemption of all other outstanding redemption notices from Fund Limited Partners.

(c) The Partners agree that any redemption notice received or deemed to be received by the Subsidiary REIT in accordance with the Subsidiary REIT Charter will also be deemed to be an OP Redemption Notice. The Partners further acknowledge and agree that, as a result of the redemption provisions contained in the respective Governing Documents of the Participating Partnerships, the Parent REIT and the Subsidiary REIT, any redemption notice delivered by a Fund Limited Partner to a Participating Partnership automatically will also be deemed to result in a redemption notice being delivered to the Subsidiary REIT. Accordingly, the Partners agree that any redemption notice delivered by a Fund Limited Partner to the respective Participating Partnership in which it is a limited partner shall be deemed to result in an OP Redemption Notice from the Subsidiary REIT being received by the General Partner on the date such underlying redemption notice was delivered to the Fund General Partner of the applicable Participating Partnership and to be for a number of Common Units equivalent to the interests in the Participating Partnership subject to such notice.

(d) Notwithstanding the foregoing, a Fund Limited Partner shall not have the right to send a redemption notice to the Participating Partnership in which it is a partner until the later to occur of: (i) the second anniversary of the Initial Closing or (ii) such time as the Fund Limited Partner in question has contributed the full amount of its Fund Capital Commitment to the Participating Partnership in which it is a limited partner (or such Fund Capital Commitment has expired because the Initial Investment Period has ended).

(e) The Regency Partner (or any Affiliate of the Regency Partner that owns Common Units) shall not have a Redemption Right unless the Regency Investment Percentage is equal to or greater than the Regency Required Investment, in which case the Regency Partner (or any Affiliate of the Regency Partner that owns Common Units) shall have the right to have Common Units or units in the Fund Partnership or a Feeder Partnership redeemed until the Regency Investment Percentage is equal to the Regency Required Investment, provided that any accompanying redemption from the Subsidiary REIT does not jeopardize the Subsidiary REIT’s status as a REIT. Subject to the preceding sentence, to the extent that the Regency Investment Percentage exceeds the Regency Required Investment during the Initial Investment Period, the

General Partner shall have the right to use Capital Contributions received by the Partnership from the Subsidiary REIT in response to a Capital Call Notice to redeem the Regency Partner or an Affiliate during the Initial Investment Period, to the extent of such excess.

(f) Subject to the Regency Partner’s rights pursuant to Section 12.4, upon the occurrence of a Liquidating Event, the Redemption Right of all Partners shall terminate and all outstanding OP Redemption Notices shall terminate and be of no further force or effect.

(g) To the extent of the availability of Cash Flow and Capital Contributions (provided that such availability shall be determined by the General Partner in its sole discretion, and that such determination may take into account Operating Expenses, debt payments, applicable restrictions under debt instruments, investments to which the Partnership is directly or indirectly committed, anticipated strategic acquisitions to maintain the value of the Partnership’s portfolio or capital expenditures and reserves) as of the end of any calendar quarter, the General Partner shall cause the Partnership to make payments to redeem Common Units (in whole or by means of one or more partial payments) which are the subject of an effective OP Redemption Notice. Notwithstanding the General Partner’s discretion to determine the availability of Cash Flow and Capital Contributions with which to make redemptions set forth in the preceding sentence, if any election to redeem Common Units pursuant to an effective OP Redemption Notice has been outstanding for more than one hundred eighty (180) days following the OP Redemption Notice Effective Date, the General Partner shall cause the Partnership to take the actions described in Section 9.2(j) to satisfy outstanding redemption requests. In any calendar quarter in which the General Partner determines that there is insufficient Cash Flow to redeem all Common Units subject to outstanding effective OP Redemption Notices, redemptions shall be made from all requesting Partners pro rata based on the number of Common Units subject to outstanding effective OP Redemption Notices (without regard to the date of the OP Redemption Notices, other than for purposes of determining the effectiveness thereof). The General Partner shall make the determination as to the availability of Cash Flow for redemptions for each calendar quarter in which there are effective outstanding OP Redemption Notices as of the end of such calendar quarter, and the redemption of a Common Unit will be deemed effective as of the end of the calendar quarter as of which the General Partner determines pursuant to the preceding sentence that sufficient Cash Flow or Capital Contributions are available for its redemption (such calendar quarter end, the “Redemption Date” for such Common Unit). With respect to any Common Units subject to outstanding effective OP Redemption Notices that the Partnership does not redeem due to insufficient Cash Flow or Capital Contributions for the calendar quarter specified in such OP Redemption Notice, such Common Units will remain subject to the applicable OP Redemption Notice, and such OP Redemption Notice will remain outstanding and effective until the Partnership has redeemed such Common Units, or, if earlier, the occurrence of a Liquidating Event.

(h) The redemption price per Common Unit to be redeemed from any Partner shall be equal to (i) the Net Asset Value Per Unit of the Partnership calculated as of the applicable Redemption Date, less (ii) the amount of any distribution made after the applicable Redemption Date with respect to such Common Unit pursuant to Section 4.1 with respect to the calendar quarter in which the Redemption Date occurs. After the Partnership has made the final payment towards the redemption price on redeemed Common Units held by a Partner, such

Partner shall not be treated as a Partner with respect to such Common Units. For purposes of Section 3 and Section 4, a Partner that has Common Units redeemed pursuant to this Section 9.2 shall be deemed to have had such Common Units redeemed as of the applicable Redemption Date. Such Partner will not be allocated Profits, Losses or any other Partnership items with respect to such Common Units attributable to the period beginning after such Redemption Date. With respect to such Common Units, such Partner shall not be entitled to receive distributions under Section 4.1 with respect to calendar quarters beginning after such Redemption Date, but such Partner shall be entitled to receive any distribution paid with respect to the calendar quarter in which the Redemption Date occurs that is paid after the Redemption Date.

(i) The Partnership shall make payments to redeem Common Units as soon as practicable following the applicable Redemption Date for such Common Units and in any event within fifteen (15) Business Days following the determination of Net Asset Value Per Unit as of such Redemption Date. In connection with any redemptions hereunder, the redeeming Partners shall execute such documents and agreements as the General Partner shall reasonably request.

(j) Subject to the next sentence, in no event will the Partnership be obligated to sell or finance, or cause to be sold or financed, Partnership assets in order to satisfy any requests for redemption; provided, however, that the General Partner may, in its sole discretion, cause Partnership assets to be sold or financed in order to satisfy redemption requests. If as of the 180th day following the OP Redemption Notice Effective Date relating to a redemption request set forth in an OP Redemption Notice the Partnership has not fully satisfied the redemption request, the General Partner will use commercially reasonable efforts to sell, finance or refinance properties or otherwise borrow funds in order to achieve the liquidity needed to redeem all Common Units subject to then outstanding effective OP Redemption Notices, and thereafter, the General Partner will continue to use commercially reasonable efforts until all such redemption requests have been satisfied. In no event, however, will the Partnership be required: (i) to sell more than ten percent (10%) of the Partnership’s gross asset value (as determined at the end of the one hundred eighty (180) days following the OP Redemption Notice Effective Date) within any four consecutive quarters; (ii) to take any action that would compromise the integrity of the Partnership’s portfolio, including incurring borrowings not in compliance with the Partnership’s Leverage Policy, taking into account relevant factors, such as the portfolio’s diversity by market and retail segment, geography and tenant credit; (iii) to sell any asset under extraordinary, unfavorable market conditions; or (iv) to sell any asset within four (4) years of the acquisition of such asset by the Partnership or if such sale might reasonably be expected to risk the Parent REIT or Subsidiary REIT’s status as a REIT or result in the Parent REIT or Subsidiary REIT engaging in any “prohibited transaction” for U.S. federal income tax purposes. The foregoing provisions of this Section 9.2(j) shall not be construed as to provide any superior, preferential or prior right to the redemption of Common Units by Partners whose redemption requests have not been satisfied as of the 180th day following the Redemption Notice Effective Date related thereto.

(k) Notwithstanding the foregoing, no redemption will be made by the Partnership if as a result thereof the Parent REIT or Subsidiary REIT would cease to qualify as a REIT.

9.3 Redemptions of Preferred Units. In the event that the Parent REIT or the Subsidiary REIT elects to redeem any or all of the Parent REIT Preferred Shares or Subsidiary REIT Preferred Shares in such entity, respectively, the Partnership shall redeem a number of Preferred Units held by the Parent REIT or the Subsidiary REIT, as applicable, equal to the number of Parent REIT Preferred Shares or Subsidiary REIT Preferred Shares redeemed by such entity. Each Preferred Unit shall be redeemed for an amount of cash equal to the sum of (a) $1,000, plus (b) the per Preferred Unit Redemption Premium due as of such date, plus (c) a fraction, the numerator of which is the balance outstanding in such entity’s Preferred Return Account as of the date of the redemption, and the denominator of which is the number of Preferred Units held by such entity immediately prior to the redemption, plus (d) in the case of a redemption of all of the Preferred Units of the Parent REIT or the Subsidiary REIT, the outstanding balance in such entity’s Preferred REIT Maintenance Account. The redemption shall occur on the same date that the Parent REIT or the Subsidiary REIT, as applicable, redeems the Parent REIT Preferred Shares or Subsidiary REIT Preferred Shares (the “Preferred Redemption Date”). After a Preferred Redemption Date, the Parent REIT or Subsidiary REIT, as applicable, shall no longer be entitled to distributions with respect to the Preferred Units redeemed, and the return thereon will cease to accrue.

SECTION 10

PRESERVATION OF REIT STATUS

The Partners acknowledge that (i) each of the Subsidiary REIT and the Parent REIT intends to qualify at all times as a REIT and (ii) the ability of the Subsidiary REIT and the Parent REIT to qualify as REITs will depend upon the nature of the Partnership’s operations. Accordingly, notwithstanding anything to the contrary contained herein, the General Partner shall cause the Partnership to be operated at all times in a manner that will enable the Subsidiary REIT and the Parent REIT to satisfy all of the REIT rules of the Code and avoid the imposition of any federal income or excise tax liability. The Partnership shall avoid taking any action that would result in the Subsidiary REIT or the Parent REIT ceasing to satisfy any of the REIT rules of the Code or would result in the imposition of any federal income or excise tax liability on the Subsidiary REIT or the Parent REIT. The Partners further acknowledge that the Subsidiary REIT and the Parent REIT shall be entitled to receive information regarding the Capital Account balances of the Partners, the Partnership’s items of income, gain, deduction and loss, and such other information regarding the operations of the Partnership and its Subsidiaries as is necessary to permit each of the Subsidiary REIT and the Parent REIT to properly report and allocate to its respective shareholders its allocable share of the Partnership’s items of income, gain, deduction and loss in compliance with its organizational documents and the REIT rules of the Code. The Partners acknowledge that the Subsidiary REIT and the Parent REIT are intended to be third party beneficiaries of this Section 10.

SECTION 11

DUTIES; LIABILITY; INDEMNIFICATION

11.1 Duties of the General Partner. The General Partner shall act, and shall cause Regency or any of its Affiliates that perform services on behalf of the Partnership to act, in good faith in the best interests of the Partnership and with the care an ordinarily prudent institutional real estate advisor or service provider, as applicable, in a like position would exercise under similar circumstances, and the General Partner shall not take any action or fail to take any action or cause or permit Regency or any such Affiliate of Regency to take any action or fail to take any action, which action or failure to act would constitute Disabling Conduct.

11.2 Other Activities. Each Partner, including each of the General Partner, the Limited Partners and each Affiliate of each Partner may, subject to the terms of this Agreement, the other Governing Documents and the establishment and existence of the Partnership, engage in whatever activities such Person may choose, whether such activities are competitive or comparable with the activities of the Partnership or otherwise.

11.3 Limitation of Liability. To the maximum extent permitted under the Act in effect from time to time, none of (A) the General Partner, or any of its Affiliates or any director, officer, shareholder, partner, member, employee, trustee, representative or agent of the General Partner or any of its Affiliates; (B) the Parent REIT, the Subsidiary REIT, the Fund Partnership, the Feeder Partnerships or any of their respective Affiliates or any director, officer, shareholder, partner, member, employee, trustee, representative or agent of the Parent REIT, the Subsidiary REIT, the Fund Partnership, the Feeder Partnerships or any of such Affiliates, including the Fund General Partners, or (C) any member of the Advisory Council (each, an “Exculpated Person” and collectively, the “Exculpated Persons”) shall be liable to the Partnership or to any Partner for (i) any act or omission performed or failed to be performed by such Exculpated Person, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, except in the case of Persons listed in Clauses (A) and (B) above to the extent such loss, claim, cost damage or liability results from (a) a breach of the duty expressly imposed on the General Partner by Section 11.1 hereof, if applicable, or other material breach of this Agreement, (b) gross negligence, intentional misconduct or a knowing violation of law by such Exculpated Person, or (c) any transaction for which the such Exculpated Person received a benefit in violation or breach of any provision of this Agreement (all items in (a) through (c), collectively, “Disabling Conduct”), (ii) any tax liability imposed on the Partnership, unless, in the case of Persons listed in Clauses (A) and (B) above, such tax liability results from Disabling Conduct, or (iii) any losses due to the fraud, willful misconduct or gross negligence of any agents of the Partnership, as long as such persons are selected and monitored in a manner consistent with the duty set forth in Section 11.1. Without limiting the generality of the foregoing, each Exculpated Person shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the Fund and upon information, opinions, reports or statements presented to such Person by any of the Fund General Partners or by any other Person as to matters such Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Fund, any of the Fund General Partners or their respective Affiliates. Any termination of this Agreement or amendment to this Section 11.3 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.

11.4 Indemnification. To the fullest extent permitted by law:

(a) The Partnership (and any receiver, liquidator, or trustee of, or successor to, the Partnership) shall indemnify and hold harmless each Exculpated Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, investigations (internal or otherwise), costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, all costs and expenses of defense, appeal, and settlement of any and all suits, actions and proceedings involving such Exculpated Person and all costs of investigation (internal or otherwise) in connection therewith) that may be imposed on, incurred by, or asserted against such Exculpated Person in any way relating to or arising out of, or in connection with, or alleged to relate to or arise out of, or in connection with any action or inaction on the part of such Exculpated Person that relates in any way to the Fund or the business or assets thereof; provided, however, that the indemnification obligations in this Section 11.4(a) shall not apply to the portion of any liability, loss, obligation, damage, penalty, cost, expense or disbursement that results from (i) Disabling Conduct (except in the case of members of the Advisory Council, who shall be indemnified regardless of Disabling Conduct) or (ii) any suit, claim or proceeding brought by or on behalf of any Fund Entity against any Exculpated Person (other than a member of the Advisory Council), unless and until it is finally judicially determined (not subject to appeal) that such Exculpated Person is not liable to any such Fund Entity with respect to such suit, claim or proceeding or upon the dismissal or withdrawal of such suit, claim or proceeding.

(b) The Partnership shall pay expenses as they are incurred by any Exculpated Person in connection with any action, claim, or proceeding that the Exculpated Person asserts in good faith to be subject to the indemnification obligations set forth herein, upon receipt of an undertaking from the Exculpated Person to repay all amounts so paid by the Partnership to the extent that it is finally judicially determined (not subject to appeal) that the Exculpated Person is not entitled to be indemnified therefor under the terms hereof.

(c) If a claim for indemnification or payment of expenses hereunder is not paid in full within ten days after a written claim therefor has been received by the Partnership, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under this Agreement.

(d) If for any reason (other than the Disabling Conduct of such Exculpated Person other than an Advisory Council Member) the indemnification set forth in Section 11.4(a) is unavailable to such Exculpated Person, or is insufficient to hold such Exculpated Person harmless, in respect of any losses, claims, costs, damages or liabilities referred to in Section 11.4(a), then the Partnership shall contribute to the amount paid or payable by such Exculpated Person as a result of such loss, claim, cost, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Fund on the one hand and such Exculpated Person on the other hand, but also the relative fault of the Fund and such Exculpated Person, as well as any relevant equitable considerations.

(e) The reimbursement, indemnity and contribution obligations of the Partnership under this Section 11.4 shall be in addition to any liability which the Partnership may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Partnership and each Exculpated Person. Any termination of this Agreement or amendment to this Section 11.4 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.

(f) The indemnification to be provided by the Partnership hereunder shall be paid only from the assets of the Partnership.

(g) The General Partner shall have power, on behalf of and at the expense of the Partnership, to purchase and maintain insurance on behalf of the Exculpated Persons against any liability asserted against or incurred by them in any such capacity or arising out of any such Exculpated Person’s status as the General Partner, the Parent REIT, the Subsidiary REIT, the Fund Partnership, the Feeder Partnerships, the Fund General Partners, any of their respective Affiliates, any member of the Advisory Council or a director, officer, shareholder, partner, member or employee, trustee, representative or agent of any of them, whether or not the Partnership would have the power to indemnify the such Exculpated Person against such liability under the provisions of this Agreement.

SECTION 12

DISSOLUTION AND WINDING UP

12.1 Liquidating Events. The Partnership shall not be dissolved by the admission of additional limited partners, by the admission of a successor General Partner in accordance with the terms of this Agreement or by the Incapacity of any Limited Partner. Upon the withdrawal of the General Partner, any remaining General Partner and any successor General Partner shall continue the business of the Partnership as provided herein. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each a “Liquidating Event”):

(a) an election made by the General Partner to dissolve the Partnership;

(b) the removal of any Fund General Partner upon a For Cause Termination Event;

(c) the removal of any Fund General Partner without a For Cause Termination Event;

(d) the withdrawal of the General Partner from the Partnership or the dissolution of the General Partner other than in connection with a Transfer permitted under Section 9.1;

(e) the sale or disposition of all or substantially all of the Properties and other assets of the Partnership; or

(f) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act.

12.2 Winding Up.

(a) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, satisfying the claims of its creditors, and distributing its remaining assets to the Partners. In connection with the liquidation or winding up of the Partnership, the General Partner may, among other things, cause a sale of all or substantially all of the assets of the Partnership to a third party, without any approval of the Limited Partners. During the period commencing on the date on which a Liquidating Event occurs and ending on the date on which the assets of the Partnership are distributed pursuant to this Section 12.2(a), Profits and Losses and other items of Partnership income, gain, loss, or deduction shall continue to be allocated in the manner provided in Section 3 hereof. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, if the General Partner has withdrawn or otherwise been removed from the Partnership, any Person (the “Liquidating Trustee”) designated with the approval of the Fund Limited Partners shall be responsible for overseeing the winding up and dissolution of the Partnership. The General Partner or the Liquidating Trustee, as the case may be, shall conduct such winding up over such period of time as the General Partner or the Liquidating Trustee determines to be in the best interests of the Partners. The assets of the Partnership shall be liquidated by the General Partner or the Liquidating Trustee, as the case may be, and the proceeds thereof shall be applied and distributed in the following order:

(i) First, to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by making of reasonable provision for payment) other than liabilities for distribution to Partners on account of their respective interests in the Partnership;

(ii) Second, to the holders of Preferred Units, in the amount of (i) $1,000 multiplied by the number of Preferred Units outstanding at the time of the Liquidating Event, plus (ii) if the Liquidating Event occurs before the Redemption Premium right expires, the per Unit Redemption Premium in effect on the date of the Liquidating Event (items (i) and (ii), the “Liquidation Preference”); and

(iii) The balance, if any, to the Partners as provided in Section 4.1. The Regency Partner may be entitled to receive the distribution owed to some or all of its Common Units through an in-kind distribution in accordance with Section 12.4.

(b) The General Partner or the Liquidating Trustee, in its sole discretion, may elect not to pay the holders of Preferred Units the sums due pursuant to Section 12.2(a)(ii) immediately upon a Liquidation Event but instead choose to first distribute such amounts as may be due to the holders of the Common Units hereunder. If the General Partner or the Liquidating Trustee elects to exercise this option pursuant to this section, the General Partner or the Liquidating Trustee shall first establish a reserve in an amount equal to not less than 200% of all amounts owed to the holders of the Preferred Units pursuant to this Agreement. In addition, in the event that the Partnership elects to establish a reserve for payment of the Liquidation Preference, the Preferred Units shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Partnership making its final liquidating distribution on the Common Units. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Partnership may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

12.3 Right of First Refusal Upon Removal Without Cause. Notwithstanding the provisions of Section 12.2 hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, upon the occurrence of a Liquidating Event pursuant to Section 12.1(c), the Regency Partner shall have a right of first refusal to acquire any Property owned by the Partnership or a Subsidiary (the “Right of First Refusal”). If, at any time after the occurrence of a Liquidating Event pursuant to Section 12.1(c), the General Partner or Liquidating Trustee shall receive a bona fide offer (an “Offer”) from any person or entity for the purchase of any Property, and if the General Partner or Liquidating Trustee desires to accept such Offer, then the General Partner or Liquidating Trustee shall submit written notice of such fact to the Regency Partner, setting forth all of the terms and conditions of such Offer, including copies of all written offers and agreements relating to the Offer (the “ROFR Notice”). The Right of First Refusal shall be exercisable at any time within thirty (30) days from the date of the Regency Partner’s receipt of the ROFR Notice (the “Exercise Period”), to purchase the Property described in the Offer (the “Subject Property”), upon the same terms and conditions as set forth in the Offer. If the Regency Partner elects to exercise the Right of First Refusal, then it shall, prior to the end of the Exercise Period, submit written notice of such exercise to the General Partner or Liquidating Trustee, and the purchase of the Subject Property shall be closed on or before the date specified for closing in the Offer. If the Regency Partner shall not exercise such Right of First Refusal within the Exercise Period, then the General Partner or Liquidating Trustee shall be free to sell the Subject Property upon substantially the same terms and conditions as those set forth in the ROFR Notice, including the date specified for closing in the Offer. If the transaction contemplated by the Offer does not close in accordance with such Offer (or otherwise on terms not materially less favorable to the Partnership than the terms stated in the Offer) on or before the date specified for closing in the Offer, then the Right of First Refusal shall be restored and the Right of First Refusal shall apply with respect to any future sale of the Subject Property, and the General Partner or Liquidating Trustee shall not thereafter sell the Subject Property to any person or entity without again complying with the requirements of the Right of First Refusal.

12.4 Distribution In-Kind Upon Removal Without Cause.

(a) Notwithstanding the provisions of Section 12.2 hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, upon the occurrence of a Liquidating Event pursuant to Section 12.1(c), the Regency Partner may, in its discretion, elect to redeem all or a portion of its Common Units and any units in other Fund entities which comprise the Regency Interest (the “In-Kind Redemption Units”) and receive the redemption price payable with respect to such In-Kind Redemption Units (calculated in accordance with this Section 12.4(a)) in the form of an in-kind distribution of Properties. The amount that the Regency Partner elects to receive pursuant to this Section 12.4 shall be referred to as the “In-Kind Distribution.” To the extent that the Regency Partner elects to redeem units in a Participating Partnership as part of the In-Kind Distribution, the holder of such units shall be deemed to have sent a redemption notice to such Participating Partnership, with instructions that rather than redeeming the units for cash, the units should be redeemed through the In-Kind Redemption provisions of the Partnership. The aggregate redemption price payable to the Regency Partner with respect to the In-Kind Redemption Units (the “In-Kind Redemption Price”) shall be equal to the number of In-Kind Redemption Units multiplied by the Net Asset Value Per Unit as of the date of redemption (calculated in accordance with Section 12.4(b)). The redemption of the In-Kind Redemption Units will be deemed effective as of the completion of the In-Kind Distribution and shall occur to the extent reasonably possible prior to any sale of the Partnership’s assets not distributed to the Regency Partner as part of the In-Kind Distribution.

(b) Upon the Regency Partner’s election to receive an In-Kind Distribution pursuant to Section 12.4(a), the Regency Partner and the Advisory Council shall jointly select an Independent Valuation Firm to conduct an appraisal of the Partnership’s Properties and the Advisory Council shall select an independent consultant (the “In-Kind Distribution Consultant”) to advise it and make Property selections on behalf of the Limited Partners (other than Regency). A copy of all appraisals shall be provided to the Fund Limited Partners, the In-Kind Distribution Consultant and the Partnership’s independent accountants. The Regency Partner will then determine the Established Net Value of each Property, subject to the approval of the Independent Valuation Firm. The Established Net Value of all of the Properties held by the Partnership plus (A) (i) the value of the Partnership’s Temporary Investments and (ii) the carrying value of all other assets of the Partnership and minus (B) the In-Kind Distribution Costs (or estimated In-Kind Distribution Costs, to the extent that such costs have not been finally ascertained) collectively shall be the “Liquidation Value.” The Regency Partner will then determine the In-Kind Redemption Price; provided, however, that for purposes of such calculations (including, without limitation, for purposes of determining the Net Asset Value Per Unit), the “Net Asset Value” shall be equal to the Liquidation Value. The Regency Partner shall promptly provide copies of all such determinations by the Regency Partner and approvals of the Independent Valuation Firm to the Advisory Council, the In-Kind Distribution Consultant and the Partnership’s independent accountants. For purposes of calculating the Established Net Value of any Property and the Liquidation Value, the Independent Valuation Firm shall determine whether assets and liabilities created by new Statement of Financial Accounting Standards or changes to existing Statement of Financial Accounting Standards are appropriately included in the assets and liabilities of the Partnership.

(c) Within 30 days after the determination of the Established Net Value of each Property and the Liquidation Value, the Regency Partner and the In-Kind Distribution Consultant shall meet at the Partnership’s offices in Jacksonville, Florida, or at any other location mutually acceptable to the Regency Partner and the In-Kind Distribution Consultant, for the purpose of determining which Properties will be distributed to the Regency Partner as its In-Kind Distribution. At such meeting, the Regency Partner and the In-Kind Distribution Consultant shall alternately select, with the party making the first selection determined at random, individual Properties that are to be distributed to the Regency Partner or retained and sold by the Partnership, with the In-Kind Distribution Consultant making three selections for each one selection made by the Regency Partner. Each party will select Properties by drawing names of Properties using a random selection method mutually agreed upon by the Regency Partner and the In Kind Distribution Consultant. The parties shall continue to select Properties in this manner until such time as the Regency Partner has selected Properties (the “Designated Properties”) with aggregate Established Net Values not to exceed 110% of the In-Kind Distribution. In the event that the aggregate Established Net Values of the Designated Properties exceed the amount of the In-Kind Distribution, the Regency Partner shall make a cash contribution to the Partnership upon the closing of the transfer of the Designated Properties equal to such excess in restoration of the negative balance in its Capital Account that would otherwise result. All costs of the In-Kind Distribution Consultant, the Independent Appraiser and the Appraisals (the “In-Kind Distribution Costs”) shall be paid by the Partnership.

(d) In connection with the process for determining the Established Net Value of each Property described in Section 12.4(b), the Regency Partner shall provide to the Advisory Council and the Independent Valuation Firm such information as is customarily required by commercial appraisers of properties similar to each Property, including, without limitation, operating statements showing operating revenues and expenses with respect to such Property, and shall also provide the Independent Valuation Firm and the Advisory Council with such additional materials as the Independent Valuation Firm may request and which is reasonably available to the Regency Partner without incurring material additional costs.

(e) Within thirty (30) days after the completion of the selection of the Designated Properties described in Section 12.4(c), the Designated Properties shall be distributed to the Regency Partner. The Designated Properties shall be conveyed by a special warranty deed or other customary deed in the locale of the Designated Property, bill of sale, assignment of leases and any other customary instruments of conveyance. Prorations shall be handled in a manner similar to arms’ length transactions between third parties in the jurisdiction in which the property is located.

12.5 Negative Capital Accounts. Except as provided in Section 12.4(c), no Partner with a deficit balance in its Capital Account shall have any obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

12.6 Technical Termination. Notwithstanding any other provision of this Section 12, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, such liquidation shall not cause a dissolution of the Partnership for purposes of the Act and the Partnership’s assets shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up.

12.7 Rights of Partners. Each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution. Except as otherwise provided in this Agreement, no Partner shall have priority over any other Partner as to the return of its Capital Contribution, distributions, or allocations.

12.8 Notice of Dissolution. Upon the dissolution and the completion of winding up of the Partnership, the General Partner (or, in the event there is no General Partner, any Liquidating Trustee designated pursuant to Section 12.2(a) hereof) shall promptly execute and cause to be filed a certificate of termination in accordance with the Act and appropriate instruments under the laws of any other states or jurisdictions in which the Partnership has engaged in business.

SECTION 13

MISCELLANEOUS

13.1 Notices. Any notice, payment, demand, or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by postage prepaid, registered mail (airmail internationally), (iii) transmitted by telecopy, (iv) transmitted by electronic mail, or (v) delivered by nationally recognized overnight courier, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

(a) If to the Partnership, to the Partnership at the address of the Partnership’s principal place of business set forth in Section 1.4 hereof;

(b) If to the General Partner, to the address of the principal place of business of the Partnership set forth in Section 1.4 hereof; and

(c) If to a Limited Partner, to the address set forth opposite such Limited Partner’s name on Exhibit A hereto.

Any such notice, payment, demand, or communication shall be deemed to be delivered, given, and received for all purposes hereof (v) on the date of receipt if delivered personally or by courier, (w) five (5) days after posting if transmitted by mail, (x) the date of transmission if transmitted by telecopy, provided that the Person to whom the telecopy was sent acknowledges that such telecopy was received by such Person in legible form, or that such Person responds to the telecopy without indicating that any part of it was received in illegible form, whichever shall first occur, (y) the date of transmission if transmitted by electronic mail, provided that sender receives a receipt indicating that the electronic mail message was received, or (z) the next Business Day, if delivered by nationally recognized overnight courier.

13.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees, and assigns.

13.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

13.4	Time. Time is of the essence with respect to this Agreement.

13.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.7 Incorporation by Reference. Every exhibit referred to herein is hereby incorporated in this Agreement by reference.

13.8 Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.9 Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

13.10 Waiver of Action for Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership’s assets.

13.11 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each Partner may execute a separate Partner Signature Page, with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.12 General Partner’s Discretion. Whenever in this Agreement the General Partner is permitted or required to make a decision, it may do so in its sole and absolute discretion.

13.13 Counsel. Each Limited Partner hereby acknowledges and agrees that King & Spalding LLP and any other law firm retained by the General Partner in connection with the organization of the Partnership, or any dispute between the General Partner, on one hand, and any Limited Partner, on the other, is acting as counsel to the General Partner and as such, except as otherwise provided by law, does not represent or owe any duty to such Limited Partner or to the Limited Partners as a group.

13.14 Entire Agreement. This Agreement (including all exhibits and schedules hereto), together with any side letter agreement entered into concurrently by any Participating Partnership and any Fund Limited Partner and the Fund Governing Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior understandings or agreements, oral or written, among the parties.

13.15 Confidentiality.

(a) Except as may be required by law or valid subpoena or other lawful process, the failure to comply with which would subject the respective Limited Partner to damages or judicial or administrative censure or contempt (or as may be required in connection with an examination or audit of a Limited Partner by any governmental agencies having regulatory jurisdiction over a Limited Partner), each Limited Partner shall maintain in strict confidence, and shall not disclose to any Person (other than the General Partner, or another Limited Partner, or its or their respective advisors, each of whom shall be bound by this Section 13.15), any and all material, nonpublic information concerning the operations, business, or affairs of the Partnership, the Parent REIT, the Subsidiary REIT, the Fund Partnership, the Feeder Partnerships, any Affiliate of the foregoing Persons or any Fund Limited Partner (“Confidential Information”). Each Limited Partner that is subject by law to requirements of public access and disclosure and/or regulatory review shall nonetheless endeavor by all legally permissive means reasonably available to it (other than the obligation to engage in legal proceedings) to maintain the confidentiality of all Confidential Information. If any Limited Partner is compelled by law, regulation, subpoena, legal process or other demand to which such Limited Partner believes it is legally obligated to comply, to disclose any Confidential Information, such Limited Partner shall use its best efforts to give prompt notice of such fact to the General Partner so that the General Partner may, if it desires, seek a protective order or other governmental or judicial relief to prevent disclosure of such information.

(b) To the extent that the Freedom of Information Act, 5 U.S.C. § 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement would potentially cause a Limited Partner or any of its Affiliates to disclose Confidential Information, such Limited Partner hereby agrees that, in addition to compliance with the notice requirements set forth in Section 13.1, such Limited Partner shall take commercially reasonable steps to oppose and prevent the requested disclosure unless (i) the General Partner does not object in writing to such disclosure within 10 days after such notice or (ii) such disclosure does not include (A) any information relating to individual Properties or (B) copies of this Agreement and related documents.

(c) Any obligation of a Limited Partner pursuant to this Section 13.15 may be waived by the General Partner in its sole discretion.

13.16 Third Party Beneficiaries. The Fund Limited Partners shall be third party beneficiaries of this Agreement. Other than the Fund Limited Partners and as specifically set forth in Section 11.3 and Section 11.4 hereof, this Agreement is exclusively for the benefit of the parties hereto and their successors and permitted assigns and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

13.17 Jurisdiction; Waiver of Jury Trial.

(a) Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Delaware Court of Chancery or other state or federal court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, the relations between the parties and any matter, action or transaction described in this Agreement, whether in contract, tort or otherwise, (ii) agrees that such courts shall have exclusive jurisdiction over such actions or proceedings, (iii) waives the defense that Delaware is an inconvenient forum to the maintenance and continuation of such action or proceeding, (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies (postage prepaid, registered mail (airmail internationally)) of such process to them at their addresses specified in Section 13.1 and (v) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that an action or proceeding is initiated in one of the courts referenced above and is pending, the parties agree, for the convenience of the parties and subject to any limitations on subject matter jurisdiction of the court, to initiate any counterclaims or related actions in the same proceeding (as opposed to a separate proceeding in any of the other courts specified above).

(b) EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

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AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

RRP OPERATING, LP

GENERAL PARTNER SIGNATURE PAGE

The undersigned hereby executes, enters into and agrees to be bound by the Amended and Restated Limited Partnership Agreement of RRP Operating, LP, dated February 16, 2007.

RRP SUBSIDIARY REIT, LP

By:	Regency Retail GP, LLC, its general partner

	By:	Regency Centers, L.P., its sole member

		By:	Regency Centers Corporation, its general partner

			By:	/s/ Michael J. Mas
			Name:	Michael J. Mas
			Title:	Vice President – Joint Ventures
			Date:	February 16, 2007

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

RRP OPERATING, LP

LIMITED PARTNER SIGNATURE PAGE

The undersigned hereby executes, enters into and agrees to be bound by the Amended and Restated Limited Partnership Agreement of RRP Operating, LP, dated February 16, 2007.

REGENCY RETAIL GP, LLC

By:	Regency Centers, L.P., its sole member

	By:	Regency Centers Corporation, its general partner

		By:	/s/ Michael J. Mas
		Name:	Michael J. Mas
		Title:	Vice President – Joint Ventures
		Date:	February 16, 2007

Exhibit A

Partners, Common Units and Preferred Units

Name and Address of Partner	Common Units
Regency Retail GP, LLC One Independent Drive Suite 114 Jacksonville, Florida 32202-5019	1

RRP Subsidiary REIT, LP One Independent Drive Suite 114 Jacksonville, Florida 32202-5019	31,269

The Parent REIT and Subsidiary REIT will each hold 125 Preferred Units, and will each make a Capital Contribution of $125,000 to the Partnership in connection with the issuance of such Preferred Units.

Exhibit B

Exclusivity Agreement

[to be attached]

Exhibit C

Allocation Policy

In order to minimize the potential for conflicts of interest in the allocation of acquisition opportunities among entities in which Regency has an economic interest, Regency has established certain operating policies, including a rotation system for the allocation of acquisition opportunities. In the event that Regency or any of its Affiliates has an opportunity to acquire a community shopping center that would qualify as an Acquisition Opportunity (whether the seller is Regency, a Regency-managed joint venture or an unaffiliated third party) for the Fund and would also satisfy the investment criteria of other investment vehicles with capital available to invest, Regency will offer every other non-grocery anchored Acquisition Opportunity to the Fund and every fourth grocery-anchored Acquisition Opportunity to the Fund. In the event that the community shopping center in question would qualify as an Acquisition Opportunity for the Fund but would not also satisfy the investment criteria of any other investment vehicle with capital available to invest, Regency will offer the community shopping center to the Fund and such offer will not be considered an allocation under the general rotation system. Exceptions to the general rotation system will be made in the following circumstances: (i) a transaction necessary to satisfy Code Section 1031 exchange requirements; (ii) a tax deferred asset contribution in which a property owner contributes property to the Regency Centers, L.P. in exchange for limited partnership units in Regency Centers, L.P.; and (iii) situations in which Regency or any of its affiliates is issuing equity or other securities or in which legal, regulatory, tax or other impediments cannot be eliminated or substantially mitigated on a commercially reasonable basis without imposition of material additional costs on Regency, the Fund or other investment vehicles, including an acquisition by Regency of a portfolio of properties or an entity that holds interests in a portfolio of properties where there are such impediments to severing the portfolio or otherwise transferring individual properties (including impediments to allocating relative valuation and risks within the portfolio) or where the Fund does not have sufficient capital to acquire the entire portfolio or entity.

Exhibit D

Fund Leverage Policy

The Fund may acquire a Property subject to existing financing or may incur secured or unsecured indebtedness at the Property level, Property-owning entity level, Partnership level or the Subsidiary REIT level (including the potential establishment of a credit facility) (such debt collectively, the “Fund Indebtedness”) if the General Partner believes it is appropriate, so long as it complies with this Leverage Policy. The Fund may not incur Fund Indebtedness that would cause the aggregate principal amount of the Fund Indebtedness to exceed, immediately after such incurrence of debt, 60% of the Gross Asset Value of the Fund’s Properties, without obtaining the consent of the Advisory Council pursuant to Section 5.5(d). For example, if immediately after an incurrence of Fund Indebtedness, the Fund has assets with a Gross Asset Value of $400 million, the Fund Indebtedness, including the new borrowing, could not exceed $240 million unless the Advisory Council consented to the transaction pursuant to Section 5.5(d). For the purpose of calculating the aggregate principal amount of the Fund Indebtedness and the Gross Asset Value of the Fund’s Properties, Fund Indebtedness and Fund Properties held through subsidiaries and joint ventures will be determined by reference to the Fund’s share of those items under the relevant venture agreements.

Notwithstanding the foregoing, the Fund may incur Fund Indebtedness that causes the aggregate principal amount of the Fund Indebtedness to exceed 60% of the Gross Asset Value of the Fund’s Properties immediately after the incurrence of such new Fund Indebtedness without obtaining the consent of the Advisory Council pursuant to Section 5.5(d) if: (i) the transaction that causes the aggregate principal amount of the Fund Indebtedness to exceed 60% of the Gross Asset Value of the Fund’s Properties immediately after the incurrence of such Fund Indebtedness is a refinancing of the principal amount of any existing Fund Indebtedness (together with refinancing transaction costs and, to the extent required by the lender as a condition to obtaining such refinancing, anticipated tenant improvements, lease commissions and other project related costs to be funded from such refinancing) or (ii) the Fund Indebtedness does not exceed 60% of the Gross Asset Value of the Fund’s Properties for more than two consecutive calendar quarters and during such time the Fund Indebtedness at no time exceeds 65% of the Gross Asset Value of the Fund’s Properties.

In addition to the foregoing, Fund Indebtedness must meet the following criteria:

1.	No Fund Indebtedness may be incurred if, at the time of incurrence, such incurrence would cause more than 20% of the outstanding Fund Indebtedness to have a floating or adjustable interest rate (including the newly incurred Fund Indebtedness). If floating rate Fund Indebtedness has been hedged to effectively have a fixed rate, it shall not be considered to have a floating or adjustable interest rate for purposes of calculating this item 1 for the period the hedge is in effect.

2.	No Fund Indebtedness may be participating or otherwise entitle the provider of the Fund Indebtedness to any share of or interest based upon the amount of revenue or cash flow, property value or appreciation or other measure of performance of all or any part of the Fund’s assets.

3.	No Fund Indebtedness may (a) be cross-collateralized other than within a Permitted Pool (as defined below), or otherwise (b) be structured such that a Property is collateral for a loan that is greater than a Permitted Pool. A “Permitted Pool” shall mean a loan of up to $250 million in principal amount.

4.	No Fund Indebtedness may be cross-defaulted with any other Fund Indebtedness other than within a Permitted Pool.

5.	No Fund Indebtedness may be recourse to the Fund Partnership, the Parent REIT, the Subsidiary REIT or any Feeder Partnership (except for (i) indebtedness with a term of not more than one year and (ii) such limited non-recourse “carve-outs” which may be required by an institutional lender and which do not impose recourse liability as to materially different matters or to a materially greater extent than such provisions for non-recourse carve-outs which are commonly required by institutional lenders in connection with similar financings at the time the subject Fund Indebtedness is put in place).

6.	No Fund Indebtedness may be recourse to any Fund Limited Partner other than the Regency Partner.

7.	After the date that is three (3) years from the date that any Fund Indebtedness is incurred, the subject Fund Indebtedness must permit (a) substitution of at least a portion of the underlying collateral (without cost or fee other than that which is commonly charged by institutional lenders in connection with similar financings at the time the subject Fund Indebtedness is put in place), subject to requirements as to the quality and value of the replacement collateral as are commonly required by institutional lenders in connection with similar financings at the time the subject Fund Indebtedness is put in place, or (b) defeasance or prepayment of all or a portion of such Fund Indebtedness and the release of the underlying collateral without premium or penalty other than customary defeasance expenses or yield maintenance and release premiums (i.e., a premium equivalent to a percentage of the remaining loan value). Whether Fund Indebtedness meets the criteria set forth in this item 7 shall be determined by the General Partner in its reasonable discretion.

8.	All Fund Indebtedness must permit the Fund Limited Partners to exercise rights afforded under the Fund Governing Documents to remove any of the Fund General Partners without triggering mandatory prepayment of the Fund Indebtedness, subject to the reasonable consent of the lenders to any replacement general partner.

9.	Neither Regency nor any of its Affiliates has any obligation to extend Fund Indebtedness to the Fund or to guarantee Fund Indebtedness incurred by the Fund. In the event that Regency or any of its Affiliates offers to extend Fund Indebtedness to the Fund, the incurrence of such Fund Indebtedness will be subject to the approval of the Advisory Council under Section 5.5(d) of this Agreement. Regency and its Affiliates may from time to time guarantee Fund Indebtedness or contribute assets with Fund Indebtedness in place (so long as such Fund Indebtedness is at or below market rates) at no incremental cost or expense to the Fund.

10.	The restrictions and requirements set forth in items 1-9 above shall not apply to any promissory note issued to an ERISA Partner in connection with any permitted redemption or an ERISA Partner pursuant to the Fund Governing Documents.

Exhibit E

Valuation Policy

Each of the Fund’s Properties will be appraised or subject to an appraisal update annually by a nationally-recognized Member Appraisal Institute (“MAI”) appraisal firm approved by the Advisory Council as more particularly described herein (an “Independent Valuation Firm”). The appraisals and updates will be signed by an MAI appraiser and staggered on a quarterly basis throughout the year (allowing approximately 25% of the Fund’s portfolio to be appraised or updated each calendar quarter, such that each Property will be appraised annually). Any appraisals required under any Fund Governing Document or the Exclusivity Agreement will be a Full Narrative Appraisal (as defined below) and prepared by an Independent Valuation Firm and signed by an MAI appraiser.

To the extent that a Property was not appraised via a Full Narrative Appraisal in connection with its initial acquisition by the Fund, each such Property will receive a Full Narrative Appraisal during the first calendar quarter following its acquisition by the Fund. Each Property will join the annual valuation cycle within 12 months following its acquisition date. After a Property has received a Full Narrative Appraisal and has joined the annual valuation cycle, the appraised value of such Property will be updated annually via a Summary Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (“USPAP”) based on the income capitalization approach (including both the direct capitalization and discounted cash flow approaches) and sales comparison approach (and including a reconciliation between the two (2) approaches) and otherwise substantially similar in format and content to the sample appraisal attached hereto as Exhibit E-1. For purposes of the foregoing, a “Full Narrative Appraisal” shall appraise the value of a Property based on the income capitalization approach (including both the direct capitalization and discounted cash flow approaches), the sales comparison approach and the cost approach (and including a reconciliation between the three (3) approaches) and otherwise substantially similar in format and content to the sample appraisal attached hereto as Exhibit E-2. The Fund General Partners will use the appraised values and updated annual valuation (or any more recent update required pursuant to Section 5.15) for purposes of determining Gross Asset Value and Net Asset Value.

Qualifications of the Appraiser

Subject to the approval of the Advisory Council, the General Partner shall appoint one or more Independent Valuation Firms to conduct the appraisals. With respect to the appraisal of any particular Property, the General Partner may select among the Independent Valuation Firms using criteria including, but not limited to, the geographic location of the Property and the availability of any particular Independent Valuation Firm. The appraiser must be (a) an MAI appraiser employed by one of the Independent Valuation Firms and (b) suitably qualified to carry out such appraisals and at least one of the signatories to the valuation must have at least five (5) years appropriate experience. The appraiser must be authorized under the law of the state where the appraisal takes place to practice as an appraiser. The appraiser may have no pecuniary or other potential conflict of interest that could reasonably be regarded as being capable of affecting that person’s ability to give an unbiased opinion of the value of the property. The appraiser will keep all non-public confidential information relating to an engagement with the Fund and the underlying transaction strictly confidential subject to requirements of law and rules of the Appraisal Institute. The appraiser’s report will confirm that the appraiser meets the above qualifications.

Appraisal Compliance

Each appraisal should be carried out in accordance with the guidelines and recommendations set forth in the USPAP and the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

Inspection and Documentation

The valuation shall take into consideration the information provided from an inspection of the Property being valued as well as a review of (i) a schedule of current tenancies and operating expenses, (ii) a capital expenditure report, (iii) all leases, (iv) the property management and leasing agreement actually in place for the Property and the fees charged pursuant to such agreements (including agreements with Affiliates of Regency pursuant to Section 5.14) and (v) any other relevant information pertaining to the Property.

Exhibit E-1

Sample Summary Appraisal Report

Exhibit E-2

Sample Full Narrative Appraisal

Exhibit F

Initial Schedule of Fees and Services

Property Management	Regency Realty Group, Inc. will receive an annual property management fee equal to 3.75%
of gross property receipts pursuant to the Property Management Agreement between the
Partnership and Regency Realty Group, Inc. Gross receipts is defined as all revenues except
(1) security deposit payments (unless forfeited for rental payments) and all interest earned on such deposits; (2) prepaid rents (until such rents are earned); (3) real estate taxes; (4)
insurance proceeds (unless such proceeds are deemed to cover loss of rents); (5) proceeds from legal settlements above and beyond what would typically be considered gross receipts and (6) proceeds from any sale or financing of a Property.

Construction Management	Regency Realty Group, Inc. will receive a construction management fee on tenant improvements and other capital improvements to existing structures pursuant to the Property Management Agreement between the Partnership and Regency Realty Group, Inc. The construction management fee will be equal to the sum of 5% of total project costs, including hard and soft costs but excluding land costs and financing fees.

Debt Placement Fees	Regency will receive debt placement fees of:

	Length	Fee
	10+ year debt	50 bps
	7-10 year debt	45 bps
	5-7 year debt	40 bps
	3-5 year debt	35 bps
	0-3 year debt	None

The debt placement fee shall be reduced by the amount of any fee paid to a correspondent or broker.

Legal Fee

Regency will be reimbursed for legal services provided to the Fund in lieu of retaining a third party to provide such services. Regency paralegals bill at $100 per hour. Regency attorneys bill at $150 per hour. These hourly rates are for non-standard documents. Standard documents (defined as using Regency’s form) are billed at a flat rate of $750 per document.

Tax Fee	Regency will be reimbursed for tax related services provided to the Fund in lieu of retaining a third party to provide such services. The fee is a cost sharing arrangement based on Regency’s
“all in” cost multiplied by the actual time spent. Tax services are billed at hourly rates ranging from $25 to $150 per hour, depending on the level of the Regency employee involved.

Leasing Commissions	Regency Centers, L.P. will receive leasing commissions pursuant to the Leasing Agreement between the Partnership and Regency Centers, L.P.. The schedule of leasing commissions is set forth below:

Commissions for New Leases:

	Tenant <5,000 sf		Tenant 5,000 sf to < 10,000 sf		Tenant 10,000 sf to < 20,000 sf		Tenant 20,000 sf and greater
Market:	Years 1-5	Rest of term	Years 1-5	Rest of term	Years 1-5	Rest of term
Atlanta	6%	3%	5%	2.5%	4%	2%	$3.00 psf
Bay Area	6%	3%	5%	2.5%	4%	2%	$4.00 psf
California	6%	3%	5%	2.5%	4%	2%	$4.00 psf
Carolina	6%	3%	5%	2.5%	4%	2%	$3.00 psf
Mid-Atlantic	6%	3%	5%	2.5%	4%	2%	$4.00 psf
Midwest	6%	3%	5%	2.5%	4%	2%	$3.00 psf
North Florida	6%	3%	6%	3%	5%	2.5%	$4.00 psf
Northeast	6%	3%	5%	2.5%	4%	2%	$4.00 psf
Pacific Northwest	7.5%	3.75%	6.5%	3.25%	5.5%	2.75%	$4.00 psf
Rocky Mountain	7%*	3.5%*	6%*	3%*	5%*	2.5%*	$3.00 psf
Southern California	6%	3%	5%	2.5%	4%	2%	$4.00 psf

*	Rocky Mountain commissions marked * are capped at $5.00 psf

(With respect to new leases, if Leasing Agent is the sole broker the rates shall be reduced by 1% or $1.00 per square foot, as applicable, with the entire commission payable to Leasing Agent.)

Commissions for Renewals:

	Tenant <5,000 sf		Tenant 5,000 sf to < 10,000 sf		Tenant 10,000 sf to < 20,000 sf		Tenant 20,000 sf and greater
Market:	Years 1-5	Rest of term	Years 1-5	Rest of term	Years 1-5	Rest of term
Atlanta	3%	1.5%	1.5%	1.25%	2%	1%	$1.50 psf
Bay Area	3%	1.5%	1.5%	1.25%	2%	1%	$2.00 psf
California	2%	1%	2%	1%	1%	.5%	$2.00 psf
Carolina	3%	1.5%	1.5%	1.25%	2%	1%	$1.50 psf
Mid-Atlantic	3%	1.5%	1.5%	1.25%	2%	1%	$2.00 psf
Midwest	3%	1.5%	1.5%	1.25%	2%	1%	$1.50 psf
North Florida	3%	1.5%	1.5%	1.25%	2%	1%	$2.00 psf
Northeast	3%	1.5%	1.5%	1.25%	2%	1%	$2.00 psf
Pacific Northwest	5%	2.5%	4%	2%	3%	1.5%	$2.00 psf
Rocky Mountain	3%*	1.5%*	2%*	1%*	1%*	0.5%*	$1.50 psf
Southern California	2%	1%	2%	1%	1%	0.5%	$2.00 psf

*	Rocky Mountain commissions marked * are capped at $3.00 psf

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